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Exhibit 10.29

$300,000,000

SENIOR SECURED LOAN AGREEMENT

dated as of

October 28, 2010

among

HAWAIIAN TELCOM HOLDCO, INC.,

HAWAIIAN TELCOM COMMUNICATIONS, INC.,
as Borrower,

The Lenders Party Hereto

and

WILMINGTON TRUST FSB,
as Administrative Agent and Collateral Agent

i

ii

SCHEDULES:
Schedule A	—	Projections
Schedule B	—	Budgeted Capital Expenditures
Schedule C	—	Designated Entities
Schedule 2.01	—	Loans and Lenders
Schedule 3.05	—	Real Property
Schedule 3.06	—	Disclosed Matters
Schedule 3.14	—	Subsidiaries
Schedule 3.15	—	Insurance
Schedule 6.04	—	Existing Investments
Schedule 6.01	—	Existing Indebtedness
Schedule 6.05(f)	—	Plan of Reorganization Asset Sales
Schedule 6.10	—	Existing Restrictions

EXHIBITS:
Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Opinion of Kirkland & Ellis LLP
Exhibit B-2	—	Form of Opinion of the Law Offices of Gregory J. Vogt
Exhibit B-3	—	Form of Opinion of Morihara Law Group
Exhibit B-4	—	Form of Opinion of the Law Offices of Wesley Y.S. Chang
Exhibit C	—	Form of Guarantee and Collateral Agreement
Exhibit D	—	Form of Perfection Certificate
Exhibit E	—	Form of Affiliate Subordination Agreement
Exhibit F	—	Form of Mortgage
Exhibit G	—	Form of Revolving Loan Facility
Exhibit H	—	Form of Intercreditor Agreement
Exhibit 2.14	—	Loan Exchange Offer

iii

        SENIOR SECURED LOAN AGREEMENT dated as of October 28, 2010 (this "Agreement"), among HAWAIIAN TELCOM HOLDCO, INC., a Delaware corporation ("Holdings"), HAWAIIAN TELCOM COMMUNICATIONS, INC., a Delaware corporation (the "Borrower"), the Lenders (as defined below) from time to time party hereto, WILMINGTON TRUST FSB ("WTFSB"), as administrative agent (in such capacity, the "Administrative Agent") and collateral agent (in such capacity, the "Collateral Agent") for such Lenders.

W I T N E S S E T H:

        WHEREAS, Hawaiian Telcom Communications, Inc., a Delaware corporation ("HTC") and Hawaiian Telcom Holdco, Inc. ("HTH") entered into that certain Credit Agreement, dated as of May 2, 2005 with the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for such lenders and the other agents party thereto, which was later amended and restated pursuant to that certain Amended and Restated Credit Agreement, dated as of June 1, 2007 with the lenders from time to time party thereto, Lehman Commercial Paper Inc., as administrative agent and collateral agent for such lenders and the other agents party thereto (the "Original Credit Agreement");

        WHEREAS, pursuant to the Original Credit Agreement, (i) the lenders thereunder had extended loans to HTC in an aggregate principal amount of $950,000,000 (the "Original Loans"), and (ii) HTC, HTH and certain of their respective subsidiaries entered into certain swap and hedging contracts with certain lenders party to the Original Credit Agreement (or affiliates of such lenders) (the "Prepetition Swap Contracts");

        WHEREAS, HTC, HTH and certain of their respective subsidiaries had granted first priority security interests in and liens on substantially all of their respective assets the lenders and agents under the Original Credit Agreement to secure the repayment of the Original Loans and the obligations under the Prepetition Swap Contracts;

        WHEREAS, on December 1, 2008, HTC, HTH and certain of their subsidiaries (collectively, the "HT Debtors") filed voluntary petitions for relief (the "Chapter 11 Cases") under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware, which Chapter 11 Cases were transferred on December 22, 2008 to the United States Bankruptcy Court for the District of Hawaii (the "Bankruptcy Court");

        WHEREAS, on June 4, 2009, the HT Debtors filed the Joint Chapter 11 Plan of Reorganization (as amended, supplemented or modified from time to time, the "Plan of Reorganization") and related Disclosure Statement (as defined herein) with the Bankruptcy Court in the Chapter 11 Cases;

        WHEREAS, on the Effective Date (as defined herein), the HT Debtors shall have substantially consummated the restructuring of their corporate and capital structures, on the terms provided in the Plan of Reorganization, and which shall include, among other things, (i) entering into this Agreement, the Guaranty and Collateral Agreement and the other Loan Documents contemplated hereby by the Loan Parties, (ii) converting certain of the Original Loans and obligations under the Prepetition Swap Contracts into new senior secured term loans in an outstanding aggregate principal amount of $300,000,000 under this Agreement and the Lender Equity Interests (as herein defined) and (iii) granting first priority security interests in substantially all of the assets of the Loan Parties to the Secured Parties (as defined herein) to secure payment and satisfaction of the Obligations hereunder;

        NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

        SECTION 1.01.    Defined Terms.    As used in this Agreement, the following terms have the meanings specified below:

        "Adjusted LIBO Rate" means, with respect to any Loans for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

        "Administrative Agent" has the meaning assigned to such term in the preamble to this Agreement.

        "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

        "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

        "Affiliate Subordination Agreement" means an Affiliate Subordination Agreement substantially in the form of Exhibit E or otherwise in form and substance satisfactory to the Administrative Agent, pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.

        "Agency Fee Letter" means that certain Agency Fee Letter dated as of October 28, 2010, among Holdings, the Borrower and WTFSB.

        "Agent" means each of the Administrative Agent and the Collateral Agent, and each of their Affiliates and successors acting in any such capacity. The Administrative Agent may act on behalf of or in place of any Person included in the "Agent". For the purposes of Section 9.03 and Article VIII, the term "Agent" shall include the Distribution Agent.

        "Applicable Rate" means 6.00%.

        "Approved Fund" means any Person (other than a natural person) that (i) is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course, (ii) is not engaged in or Controlled by any Person which is, directly or indirectly, engaged in any business that competes in Hawaii with the Permitted Business of the Borrower, (iii) is not a Designated Entity and (iv) is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) any entity or an Affiliate of an entity that administers or manages a Lender.

        "Asset Disposition" means (a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of Holdings, the Borrower or any Subsidiary, other than (i) dispositions described in clauses (a), (b), (c), (d) and (g) of Section 6.05, (ii) any disposition resulting in Net Proceeds, whether through a single transaction or a series of related transactions, not exceeding $250,000 for such transaction or series of related transactions and $2,000,000 for all such dispositions in the aggregate and (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Holdings, the Borrower or any Subsidiary, but only in the case of this clause (b) to the extent that (i) the Net Proceeds therefrom, on an aggregate basis, exceed $1,000,000 in any Fiscal Year and (ii) the application of the Net Proceeds of such event to the prepayment of Loans hereunder would not violate any applicable laws or applicable regulations.

        "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

        "Assignor" has the meaning assigned to such term in Section 9.04(c).

        "Attributable Debt" means, on any date, in respect of any lease of the Borrower or any Subsidiary entered into as part of a sale and leaseback transaction subject to Section 6.06, (a) if such lease is a Capital Lease Obligation, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) if such lease is not a Capital Lease Obligation, the capitalized amount of the remaining lease payments under such lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.

        "Bankruptcy Code" means title 11 of the United States Code, as may be amended from time to time.

        "Bankruptcy Court" has the meaning assigned to such term in the recitals to this Agreement.

        "Board" means the Board of Governors of the Federal Reserve System of the United States.

        "Borrower" has the meaning assigned to such term in the preamble to this Agreement.

        "Budget" means, for each applicable period, the budget for capital expenditures to be agreed upon and attached hereto as Schedule B.

        "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

        "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

        "Cash" means money, currency or a credit balance in any demand or Deposit Account subject, to the extent required, to a Control Agreement.

        "Central Office Consolidation" means Borrower's consolidation of its central office operations.

        "Chapter 11 Cases" has the meaning assigned to such term in the recitals to this Agreement.

        "Change in Control" means, after giving effect to the events expressly contemplated by the Plan of Reorganization:

          (a)   Holdings shall cease to own, directly or indirectly, 100% of the Equity Interests of the Borrower;

          (b)   the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests in Holdings representing more than 30% of the aggregate voting power represented by the outstanding Equity Interests in Holdings; and

          (c)   occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who are not Continuing Directors.

        "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.09(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

        "CoBank" shall mean CoBank, ACB.

        "CoBank Equity Interests" shall mean investments in non-voting participation certificates of CoBank acquired by the Borrower in connection with its Loans hereunder from CoBank.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "Collateral" means any and all "Collateral", as defined in any Security Document, and shall also include the Mortgaged Properties.

        "Collateral Agent" has the meaning assigned to such term in the preamble to this Agreement.

        "Collateral Agreement" means the Guarantee and Collateral Agreement among Holdings, the Borrower, the Subsidiary Loan Parties party thereto and the Collateral Agent, substantially in the form of Exhibit C.

        "Collateral and Guarantee Requirement" means the requirement that:

          (a)   the Collateral Agent shall have received from each Loan Party either (i) in the case of each Loan Party, a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan Party after the Effective Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party;

          (b)   all outstanding Equity Interests of the Borrower and each Subsidiary owned by any Loan Party shall have been pledged pursuant to the Collateral Agreement and the Collateral Agent shall have received all certificates or other instruments representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

          (c)   all Indebtedness of Holdings, the Borrower and each Subsidiary that is owing to any Loan Party shall be evidenced by a promissory note and, if in an amount in excess of $250,000, shall have been pledged pursuant to the Collateral Agreement (except to the extent any such pledge would violate applicable law), and the Collateral Agent shall have received all such promissory notes, together with note powers or other instruments of transfer with respect thereto endorsed in blank, and all such Indebtedness shall be subordinated to the Obligations pursuant to the Affiliate Subordination Agreement;

          (d)   except as otherwise specifically contemplated by any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Agreement (including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Collateral Agreement, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

          (e)   the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, and (iii) such abstracts, surveys, appraisals, legal opinions and other documents as the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property;

          (f)    the Collateral Agent shall have received a Deposit Account Control Agreement or a Securities Account Control Agreement with respect to each Deposit Account or Securities Account held by each Loan Party, executed by the applicable Loan Parties and bank or securities intermediary, and in form and substance reasonably satisfactory to Administrative Agent;

          (g)   except as otherwise specifically contemplated by any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents (or supplements thereto) to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder; and

          (h)   the Collateral Agent shall have received, to the extent required by the Administrative Agent and promptly following such request, customary legal opinions of counsel in applicable jurisdictions.

        "Communications Act" means the Communications Act of 1934 and any successor federal statute, and the rules, regulations and published policies of the FCC thereunder, all as amended and in effect from time to time.

        "Confirmation Order" shall mean the order confirming the HT Debtors' Plan of Reorganization entered by the Bankruptcy Court on December 30, 2009 in the Chapter 11 Cases.

        "Consolidated EBITDA" means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense and costs incurred in connection with any Swap Agreement permitted hereunder for such period (net of interest income for such period), (ii) consolidated income tax expense for such period, including state franchise and similar taxes, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary or non-Cash charges for such period (provided, however, that any Cash payment or expenditure made with respect to any such non-Cash charge shall be subtracted in computing Consolidated EBITDA during the period in which such Cash payment or expenditure is made), including, without limitation, any non-Cash compensation charge arising from any grant of stock, stock options or other equity-based awards and non-Cash pension and post-employment benefit expenses, (v) non-recurring or unusual charges, expenses or losses, if applicable, related to (A) severance, (B) facility and office closure costs, (C) contract cancellation costs, (D) network reconfiguration costs or (E) costs with respect to acts of god or force majeure (in each case, to the extent that any such charges, expenses or losses are not reimbursed from the proceeds of insurance that increased Consolidated Net Income for such period), (vi) other non-recurring or unusual charges, expenses or losses in an amount not to exceed $2,000,000 (or in the case of the Fiscal Year ending December 31, 2010, $4,000,000) in the aggregate for any four consecutive Fiscal Quarters, (vii) costs and expenses incurred in connection with the Chapter 11 Cases and related regulatory approvals, including fees and expenses of professionals, (viii) compensation expense arising from deemed dividends, the payment of dividends or the equivalent issued under any incentive stock plans related to restricted and/or unvested stock and (ix) customary non-recurring fees and expenses of the Borrower and the Subsidiaries payable in connection with the incurrence of Long-Term Indebtedness permitted hereunder, the Revolving Loan Facility or any Permitted Acquisition and (x) fees, costs and expenses payable or reimbursable to any Lender or the Administrative Agent pursuant to any Loan Document and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of any non-Cash gains or other non-Cash items of income for such period (provided that any Cash received in a subsequent period in respect of any such non-Cash gain shall be included in Consolidated EBITDA for the period in which received), all determined on a consolidated basis in accordance with GAAP.(1)

(1)
It is agreed that the calculations of pension impact on Consolidated EBITDA shall be made on a GAAP (not cash) basis.

        "Consolidated Net Income" means, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that:

          (a)   (A) net income for such period of any Person that is not a subsidiary of such Person, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions paid in Cash (or to the extent converted into Cash) to the referent Person or a subsidiary thereof in respect of such period and (B) the net income for such period shall include any ordinary course dividend distribution or other payment in Cash received from any Person in excess of the amounts included in clause (A); and

          (b)   there shall be excluded:    (i) accruals and reserves that are established within twelve months after the Effective Date and that are so required to be established in accordance with GAAP; provided that any such accruals or reserves paid in Cash shall be deducted from Consolidated Net Income for the period in which paid unless excluded pursuant to another clause of this definition;

             (ii)  the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person's assets are acquired by the Borrower or any Subsidiary;

            (iii)  the cumulative effect of any change in accounting principles during such period;

            (iv)  any gain or loss realized upon the sale or other disposition of any assets of the Borrower or its Subsidiaries that are not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Equity Interests of any Person;

             (v)  any non-Cash SFAS 133 income (or loss) related to hedging activities;

            (vi)  all deferred financing costs written off, premiums paid and other net gains or losses in connection with any early extinguishment of Indebtedness;

           (vii)  any non-Cash impairment charges resulting from the application of SFAS Nos. 142 and 144 and the amortization of intangibles arising pursuant to SFAS No. 141;

          (viii)  any non-Cash expense or gain related to recording of the fair market value of Swap Agreements, in each case entered into in the ordinary course of business and not for speculative purposes; and

            (ix)  unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the applications of FAS 52.

        "Continuing Directors" means the directors of Holdings on the Effective Date and each other director of Holdings if such other director's nomination for election to the board of directors of Holdings is recommended by at least 51% of the then Continuing Directors in his or her election by the shareholders of Holdings.

        "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

        "Control Agreements" means a control agreement, in form and substance reasonably satisfactory to the Administrative Agent, entered into with the bank or securities intermediary at which any Deposit Account or Securities Account is maintained by any Loan Party.

        "Debt Issuance" means the incurrence by the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted by Section 6.01(a).

        "Default" means any event or condition that constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

        "Defaulting Lender" means any Lender that has defaulted in the performance of any of its material obligations to the Borrower under this Agreement for so long as such Lender has not cured or remedied all such defaults.

        "Distribution Agent" means Lehman Commercial Paper Inc. or any successors and assigns.

        "Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit, or any other "deposit account" as defined in the UCC.

        "Designated Entity" means any Person set forth on Schedule C as such schedule may be amended, supplemented or otherwise modified at the reasonable request of the Borrower with the consent of the Administrative Agent.

        "Disclosed Matters" means the actions, suits, investigations and proceedings and the environmental matters disclosed in Schedule 3.06.

        "Disclosure Statement" means that certain Disclosure Statement, dated June 3, 2009, and as amended on August 23, 2009, relating to the Plan of Reorganization, including, without limitation, all exhibits and schedules thereto, as approved by the Bankruptcy Court on August 28, 2009 pursuant to section 1125 of the Bankruptcy Code, as such Disclosure Statement is amended, supplemented or modified from time to time.

        "Domestic Subsidiary" means any Subsidiary that is organized under the laws of the United States or any State thereof or the District of Columbia.

        "dollars" or "$" refers to lawful money of the United States.

        "Effective Date" means the date on which the conditions specified in Article IV are satisfied (or waived in accordance with Section 9.02).

        "Effective Date Cash Balance" means an amount equal to the aggregate amount of Cash and Permitted Investments of the Borrower and its Subsidiaries on the Effective Date, plus all Net Proceeds of the Rights Offering, minus 50% of all unused amounts under the Budget for Non-NGTV Capital Expenditures and 100% of all unused amounts under the Budget for NGTV Capital Expenditures during the period from July 1, 2009 to the Effective Date in an aggregate amount not to exceed $10,000,000.

        "Eligible Assignee" means (i) any Lender, any Affiliate (other than any Loan Party) of any Lender and any Approved Fund (any two or more Approved Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an "accredited investor" (as defined in Regulation D under the Securities Act of 1933) and which extends credit or buys loans in the ordinary course; provided, no Loan Party shall be an Eligible Assignee; provided further that neither any Designated Entity nor any Person which engages in or is Controlled by any Person that, directly or indirectly, engages in any business which competes in Hawaii with the Permitted Business of the Borrower shall be an Eligible Assignee.

        "Environmental Laws" means all applicable federal, state, and local laws (including common law), regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and binding agreements with any Governmental Authority in each case, relating to protection of the environment, natural resources or human health and safety from exposure to Hazardous Materials or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

        "Environmental Liability" means any liability, claim, action, suit, judgment or order under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

        "Equity Issuance" means the issuance of any Equity Interests by Holdings or the Borrower, other than (i) pursuant to the Rights Offering, (ii) as a result of the exercise of stock options pursuant to stock options or severance plans of Holdings or the Borrower, (iii) the Lender Equity Interests or (iv) other Equity Interests issued or exercised pursuant to the Plan of Reorganization.

        "Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person of whatever nature (including, without limitation, Joint Ventures), and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

        "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

        "ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) a determination that any Plan is in "at risk" status (within the meaning of Section 430 of the Code); or (i) any security is provided for purposes of Section 436(f) of the Code.

        "Eurodollar" means, when used in reference to any Loan, refers to whether such Loan is bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

        "Event of Default" has the meaning assigned to such term in Section 7.01.

        "Excess Cash Flow" means, for any Fiscal Year, an amount determined as of the last day of such Fiscal Year, equal to the sum (without duplication) of:

          (a)   Consolidated Net Income for such Fiscal Year, adjusted to exclude any gains or losses attributable to Prepayment Events; plus (b) to the extent deducted in determining such Consolidated Net Income for such Fiscal Year (i) depreciation, amortization and other non-Cash charges, losses or other items that reduce Consolidated Net Income for such Fiscal Year and (ii) non-Cash and/or stock-based compensation expense for such Fiscal Year; plus (c) the sum of (i) the amount, if any, by which Net Working Capital decreased during such Fiscal Year, (ii) the net amount, if any, by which the deferred income taxes of Holdings, the Borrower and its consolidated Subsidiaries increased during such Fiscal Year and (iii) Cash received upon the redemption, sale or other disposition during such Fiscal Year of (A) any equity interests or patronage certificates of the Rural Utilities Service, CoBank, or RTFC, or (B) any subordinated capital certificates of RTFC or any CoBank Equity Interests; minus (d) the sum of (i) any non-Cash gains included in determining such Consolidated Net Income for such Fiscal Year, (ii) the amount, if any, by which Net Working Capital increased during such Fiscal Year and (iii) the net amount, if any, by which the deferred income taxes of Holdings, the Borrower and its consolidated Subsidiaries decreased during such Fiscal Year; minus (e) Non-NGTV Capital Expenditures (except to the extent (A) attributable to the incurrence of Capital Lease Obligations or otherwise financed by incurring Long-Term Indebtedness and (B) made with Net Proceeds in respect of Prepayment Events) and NGTV Capital Expenditures made in accordance with Sections 6.16 and 6.17 for such Fiscal Year; minus (f) Taxes for which reserves have been established and funded, to the extent not reflected in the computation of Consolidated Net Income for such Fiscal Year, provided that any amount so deducted shall be added to Excess Cash Flow in respect of any subsequent Fiscal Year in which such Taxes reduced Consolidated Net Income; minus (g) Cash expenditures made in respect of Swap Agreements during such Fiscal Year, to the extent not reflected in the computation of Consolidated Net Income; plus (h) Cash payments received in respect of Swap Agreements during such Fiscal Year to the extent not included in the computation of Consolidated Net Income for such Fiscal Year; minus (i) the aggregate principal amount of Long-Term Indebtedness and the Revolving Loan Facility (but only to the extent there is a corresponding reduction in the commitment thereunder) repaid or prepaid by the Borrower and its Subsidiaries during such Fiscal Year (except to the extent deducted in a prior Fiscal Year) or in the first Fiscal Quarter of the immediately succeeding Fiscal Year, excluding Loans prepaid pursuant to Section 2.05 and any amortization payment for such Fiscal Year pursuant to Section 6.17(b); minus (j) amounts paid in Cash during such Fiscal Year on account of items that were accounted for as non-Cash reductions in determining Consolidated Net Income in a prior Fiscal Year and were added back in determining Excess Cash Flow in respect of such prior Fiscal Year; minus (k) Cash paid for pension and other post-employment benefit liabilities to the extent not already included in Consolidated Net Income for such Fiscal Year; minus (l) all other non-Cash income (including the accrual of the non-Cash portion of any Rural Utilities Service, CoBank or RTFC patronage capital allocation); minus Net Proceeds of Asset Dispositions with respect to which the Borrower is exercising its reinvestment rights as set forth in Section 2.05(b) to the extent such amounts were included in the computation of Consolidated Net Income for such Fiscal Year; minus Cash paid by Holdings, the Borrower or any of its consolidated Subsidiaries in connection with partial exercises of warrants issued by Holdings; and minus fees, costs and expenses paid to any Lender or the Administrative Agent pursuant to any Loan Document to the extent such amounts were not included in the computation of Consolidated Net Income for such Fiscal Year.

        "Excluded Taxes" means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.13(b)), any withholding tax that is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.11(a), (d) any U.S. taxes imposed on a Foreign Lender as a result of such Foreign Lender's failure to comply with the applicable requirements of Sections 1471 through 1474 of the Code and any regulations promulgated thereunder and (e) any withholding tax that is attributable to such Foreign Lender's failure to comply with Section 2.11(e).

        "FCC" means the Federal Communications Commission and any successor agency of the Federal government administering the Communications Act.

        "FCC Licenses" means all licenses, certificates, permits or other authorizations granted by the FCC pursuant to the Communications Act which are required for the conduct of any business or activity thereunder.

        "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

        "Financial Covenant" means each of the covenants set forth in Sections 6.14, 6.15, 6.16 and 6.17.

        "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

        "Fiscal Quarter" means a fiscal quarter of any Fiscal Year.

        "Fiscal Year" means the Fiscal Year of the Loan Parties ending on December 31 of each calendar year.

        "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

        "GAAP" means generally accepted accounting principles in the United States.

        "Governmental Authority" means the government of the United States, any of the 50 states of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

        "Granting Lender" has the meaning assigned to such term in Section 9.04(g).

        "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

        "Guarantors" means Holdings and the Subsidiary Loan Parties.

        "Hazardous Materials" means (i) any petroleum products or byproducts, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, greenhouse gases, chlorofluorocarbons and all other ozone-depleting substances; or (ii) any chemical, material, substance or waste that is prohibited, regulated, classified or otherwise characterized as "hazardous," "toxic," a "pollutant" or "contaminant" by or pursuant to any applicable Environmental Law.

        "Holdings" has the meaning assigned to such term in the preamble to this Agreement.

        "Holdings Common Stock" has the meaning set forth in Section 2.14.

        "HPUC" means the Hawaii Public Utilities Commission and any successor agency thereto.

        "HPUC Decision and Order" shall mean that certain Decision and Order issued by the HPUC, filed in Docket No. 2010-0001, on September 22, 2010, relating to the Application by Hawaiian Telcom, Inc., and Hawaiian Telcom Services Company, Inc., for an Order Approving the Joint Chapter 11 Plan of Reorganization of Hawaiian Telcom Communications, Inc., and its Debtor Affiliates, Including Certain Security Arrangements.

        "HT Debtors" has the meaning set forth in the recitals.

        "HT Score Card" means the document containing information relating to the business results of the Borrower and its Subsidiaries in a form substantially similar to the "HT Score Card" delivered to the Lenders prior to the Effective Date, or at the reasonable request of the Borrower, as otherwise reasonably acceptable to the Administrative Agent.

        "HTC" has the meaning set forth in the recitals.

        "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided, that, to the extent such Indebtedness has not been assumed, only the lesser of the amount of such Indebtedness and the value of the property over which such Lien is granted shall constitute

Indebtedness, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) the principal component of all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances and (j) for the purposes of Section 7.01(e) or (f) only, all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

        "Indemnified Taxes" means Taxes other than Excluded Taxes and Other Taxes.

        "Intercreditor Agreement" means that certain Inter-Creditor and Collateral Sharing Agreement; Cross-Default Agreement substantially in the form of Exhibit H and otherwise in form and substance satisfactory to the Administrative Agent.

        "Interest Election Request" means a request by the Borrower to continue a Loan in accordance with Section 2.07.

        "Interest Payment Date" means the last day of the Interest Period applicable to the Loan and, in the case of a Loan with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period.

        "Interest Period" means the period commencing on the Effective Date and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or nine or 12 months thereafter if, at the time of the Interest Period election, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the Effective Date and thereafter shall be the effective date of the most recent continuation of such Loan.

        "Investment" means purchasing, holding or acquiring (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any Equity Interest, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or making or permitting to exist any loans or advances (other than commercially reasonable extensions of trade credit) to, guaranteeing any obligations of, or making or permitting to exist any investment in, any other Person, or purchasing or otherwise acquiring (in one transaction or a series of transactions) any assets of any Person constituting a business unit. The amount, as of any date of determination, of any Investment shall be the original cost of such Investment (including any Indebtedness of a Person existing at the time such Person becomes a Subsidiary in connection with any Investment and any Indebtedness assumed in connection with any acquisition of assets), plus the cost of all additions, as of such date, thereto and minus the amount, as of such date, of any portion of such Investment repaid to the investor in Cash or property as a repayment of principal, reimbursement in respect of a guarantee or a return of capital (including pursuant to any sale or disposition of such Investment), as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment or repayment involving a transfer of any property other than Cash, such property shall be valued at its book value at the time of such transfer.

        "Joint Venture" means with respect to any Loan Party, a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any Subsidiary of any Loan Party be considered to be a Joint Venture to which such Loan Party is a party.

        "Lender Equity Interests" means the shares of the common stock of Holdings, $0.01 par value per share, each to be issued to the Lenders on the Effective Date pursuant to the Plan of Reorganization.

        "Lender" and "Lenders" means, individually or collectively, as appropriate, each of the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

        "LIBO Rate" means, with respect to any Loan for any Interest Period, a rate per annum equal to the greater of (a) 3.00% and (b) the rate appearing on the Reuters Screen LIBOR01 Page or otherwise on the Reuters Screen (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as reasonably determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Loan for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

        "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities. For the avoidance of doubt, it is understood and agreed that Holdings and any Subsidiary may, as part of its business, grant in the ordinary course licenses to third parties to use intellectual property owned or developed by, or licensed to, such entity. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a "Lien" on such intellectual property. Each of the Administrative Agent and each Lender understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, lease, license or transfer the related intellectual property or otherwise realize value from such intellectual property pursuant hereto.

        "Liquidity" means on any date, with respect to the Borrower, the sum of (i) the aggregate amount available to be drawn by the Borrower under the Revolving Loan Facility on such date plus (ii) all unrestricted Cash and Permitted Investments of Holdings, the Borrower and its Subsidiaries (as reflected on a consolidated balance sheet of Holdings, the Borrower and its Subsidiaries).

        "Loan Documents" means this Agreement, the Agency Fee Letter, the Intercreditor Agreement and the Security Documents.

        "Loan Exchange Offer" has the meaning set forth in Section 2.14.

        "Loan Exchange Offer Terms" has the meaning set forth in Section 2.14.

        "Loan Exchange Request" has the meaning set forth in Section 2.14.

        "Loan Parties" means Holdings, the Borrower and the Subsidiary Loan Parties.

        "Loans" has the meaning assigned to such term in Section 2.01.

        "Long-Term Indebtedness" means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability. For purposes of determining the Long-Term Indebtedness of Holdings, the Borrower and the Subsidiaries, Indebtedness of Holdings, the Borrower or any Subsidiary owed to Holdings, the Borrower or a Subsidiary shall be excluded.

        "Margin Stock" shall have the meaning assigned to such term in Regulation U of the Board.

        "Material Adverse Effect" means a material adverse effect on the business, operations, prospects or financial condition of Holdings, the Borrower and the Subsidiaries, taken as a whole.

        "Material Indebtedness" means Indebtedness (other than the Loans) of any one or more of Holdings, the Borrower and its Subsidiaries in an aggregate principal amount exceeding $2,500,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of Holdings, the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

        "Maturity Date" means October 28, 2015 or, if such day is not a Business Day, the immediately preceding Business Day.

        "Minimum Cash Balance" means, with respect to any Person and at any date of determination, the aggregate amount of Cash and Permitted Investments reflected on the consolidated balance sheet of the Borrower and its Subsidiaries most recently delivered by the Borrower pursuant to Section 5.01 on or prior to such date of determination, minus (i) any Non-NGTV Carry Forward Amount calculated for the Fiscal Year ended on such date of determination, and (ii) any NGTV Carry Forward Amount calculated for the Fiscal Year ended on such date of determination.

        "Moody's" means Moody's Investors Service, Inc.

        "Mortgage" means any mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any real property, improvements thereto or any interest therein (including easement) to secure the Obligations. Each Mortgage shall be in the form of Exhibit F attached hereto or otherwise reasonably satisfactory in form and substance to the Collateral Agent, as it may be amended, restated, supplemented or otherwise modified from time to time.

        "Mortgaged Property" means, each parcel of, or interest (including easements) in, real property and the improvements thereto owned or leased by a Loan Party, and each other parcel of real property and improvements thereto acquired by a Loan Party after the Effective Date with respect to which a Mortgage is required to be granted pursuant to Section 5.11.

        "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA as to which the Borrower or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

        "Net Proceeds" means, with respect to any event (a) the Cash proceeds actually received in respect of such event including (i) any Cash received in respect of any debt instrument or equity security received as non-Cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses (including underwriting discounts and commissions and collection expenses) paid or payable by Holdings, the Borrower and the Subsidiaries to third parties (including Affiliates, if permitted by Section 6.09) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by Holdings, the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (iii) all reasonable costs and expenses incurred in preparing an asset for sale (including, but not limited to, reasonable costs of moving equipment and reasonable costs relating to preparation and transfer of real property) and (iv) the amount of all taxes paid (or reasonably estimated to be payable) by Holdings, the Borrower and the Subsidiaries (provided that such amounts withheld or estimated for the payment of taxes shall, to the extent not utilized for the payment of taxes, be deemed to be Net Proceeds received when such non-utilization is determined), in each case as determined reasonably and in good faith by the chief financial officer of the Borrower.

        "Net Working Capital" means, at any date, (a) the consolidated current assets of Holdings, the Borrower and its consolidated Subsidiaries as of such date (excluding Cash, Permitted Investments and current deferred income taxes) minus (b) the consolidated current liabilities of Holdings, the Borrower and its consolidated Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness and current deferred income taxes). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

        "NGTV Capital Expenditures" means, for any period, without duplication, the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries for such period, determined in accordance with GAAP, relating to the NGTV Initiative and excluding Non-NGTV Capital Expenditures; provided, that in any event the term "NGTV Capital Expenditures" shall exclude, to the extent each of the following relates to the NGTV Initiative: (i) any Investment permitted hereunder, (ii) any reinvestment expenditures to the extent financed with Net Proceeds of insurance received by any Loan Party for its own account and not applied to prepay the Loans pursuant to a transaction subject to Section 2.05(b) and (iii) expenditures for leasehold improvements for which such Person is reimbursed or receives a credit; provided further, that capital expenditures of the Borrower and its consolidated Subsidiaries for such period related to enhanced connectivity, as such term is defined by the Borrower in its budget preparation, shall be included in NGTV Capital Expenditures and shall not be included in Non-NGTV Capital Expenditures.

        "NGTV Carry Forward Amount" means, for any Fiscal Year, an amount equal to the product of (a) 50% and (b) the result, to the extent a positive amount, if any, of (i) the amount set forth for NGTV Capital Expenditures for such Fiscal Year in the Budget less (ii) the actual aggregate amount of NGTV Capital Expenditures made by the Borrower and its Subsidiaries during such Fiscal Year.

        "NGTV Initiative" means development by the Borrower and its Subsidiaries of IP-based video services that can be bundled with existing telecommunication services.

        "Non-Cash Pay Preferred Stock" means preferred stock or other preferred securities or membership interests of Holdings or the Borrower which (i) are not mandatorily redeemable, in whole or part, or required to be repurchased or reacquired, in whole or part, by Holdings, the Borrower or any Subsidiary, and which do not require any payment of Cash dividends or distributions, in each case, prior to the date that is six months after the Maturity Date, (ii) are not secured by any assets of Holdings, the Borrower or any Subsidiary, (iii) are not guaranteed by Holdings, the Borrower or any Subsidiary and (iv) are not exchangeable or convertible into Indebtedness of Holdings, the Borrower or any Subsidiary, except at the option of the Borrower and subject to compliance with Section 6.01(a), or any preferred stock or other Equity Interest (other than common equity of Holdings or other Non-Cash Pay Preferred Stock of Holdings).

        "Non-NGTV Capital Expenditures" means, for any period, without duplication, the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries for such period, determined in accordance with GAAP and excluding all NGTV Capital Expenditures; provided, that in any event the term "Non-NGTV Capital Expenditures" shall exclude: (i) any Investment permitted hereunder (ii) any reinvestment expenditures to the extent financed with Net Proceeds of insurance received by any Loan Party for its own account and not applied to prepay the Loans pursuant to a transaction subject to Section 2.05(b), (iii) expenditures for leasehold improvements for which such Person is reimbursed or receives a credit and (iv) expenditures of funds received as grants (and not as loans) pursuant to any federal stimulus funding on projects, approved by the board of directors of the Borrower but not otherwise contemplated by the Projections.

        "Non-NGTV Carry Forward Amount" means, for any Fiscal Year, an amount equal to the product of (a) 50% and (b) the result, to the extent a positive amount, if any, of (i) the amount set forth for Non-NGTV Capital Expenditures for such Fiscal Year in the Budget less (ii) the actual aggregate amount of Non-NGTV Capital Expenditures made by the Borrower and its Subsidiaries during such Fiscal Year.

        "Note" means any promissory note evidencing any Loan.

        "Obligations" has the meaning assigned to such term in the Collateral Agreement.

        "Operating Licenses" has the meaning assigned to such term in Section 3.09.

        "Organizational Documents" means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such "Organizational Document" shall only be to a document of a type customarily certified by such governmental official.

        "Original Credit Agreement" has the meaning set forth in the recitals.

        "Original Loans" has the meaning set forth in the recitals.

        "Other Taxes" means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

        "Participant" has the meaning set forth in Section 9.04(b).

        "Patriot Act" has the meaning assigned to such term in Section 9.15.

        "Patronage Certificates" means patronage certificates and/or capital allocation of any of (i) the Rural Utilities Service, (ii) CoBank or (iii) RTFC.

        "Payment Office" means the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

        "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

        "Perfection Certificate" means a certificate in the form of Exhibit D to the Collateral Agreement or any other form approved by the Collateral Agent.

        "Permitted Acquisition" means any acquisition (by merger, consolidation or otherwise) by the Borrower or a Subsidiary Loan Party of all or substantially all of the assets (including Equity Interests issued by a Subsidiary) of, or all the Equity Interests in, a United States Person or division or line of business of a United States Person for consideration in an aggregate amount not to exceed $5,000,000 for the term of this Agreement, if (a) immediately after giving effect thereto, no Event of Default has occurred and is continuing or would result therefrom on a pro forma basis, (b) substantially all the business of such acquired United States Person or business consists of one or more Permitted Businesses, (c) each Subsidiary (which survives such Permitted Acquisition) and all assets acquired pursuant to such Permitted Acquisition shall have been (or within 10 Business Days (or such longer period as may be acceptable to the Administrative Agent) after such Permitted Acquisition shall be) pledged as Collateral in the manner provided for and to the extent required pursuant to the Collateral and Guarantee Requirement, (d) the Borrower and the Subsidiaries are in pro forma compliance with each Financial Covenant, after giving effect to such acquisition, computed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such acquisition had occurred on the first day of the relevant period for testing compliance, and (e) the Borrower has delivered to the Administrative Agent an officer's certificate to the effect set forth in clauses (a), (b), (c) and (d) above, together with all relevant financial information for the United States Person or assets acquired and reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (d) above.

        "Permitted Business" means the provision of local and long-distance telephone services, broadband wireless telecommunications services, internet access services, video services and directory publishing services, in each case, in Hawaii, and, in each case, businesses reasonably related, incidental or ancillary thereto.

        "Permitted Encumbrances" means:

          (a)   Liens imposed by law or any Governmental Authority for taxes, assessments or other governmental charges or levies that are not yet due or are being contested in compliance with Section 5.05;

          (b)   carriers', warehousemen's, mechanics', materialmen's, landlord's, repairmen's, construction and other like Liens, arising in the ordinary course of business and securing obligations that are not overdue or, in the case of amounts that are overdue, are not overdue by more than 10 Business Days and are being contested in good faith by appropriate proceedings as long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for such contested amounts;

          (c)   pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

          (d)   deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

          (e)   judgment liens in respect of judgments or attachments that do not constitute an Event of Default under clause (i) of Article VII; and

          (f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

        "Permitted Investments" means:

          (a)   direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing or allowing for liquidation at the original par value at the option of the holder within two years from the date of acquisition thereof;

          (b)   investments in commercial paper (other than commercial paper issued by Holdings, the Borrower or any of their Affiliates) maturing within one year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;

          (c)   investments in certificates of deposit, banker's acceptances, time deposits or overnight bank deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market Deposit Accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;

          (d)   fully collateralized repurchase agreements with a term of not more than 180 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

          (e)   money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated "AAA" by S&P and "Aaa" by Moody's and (iii) have portfolio assets of at least $5,000,000,000;

          (f)    securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's;

          (g)   shares of restricted mutual funds whose investment guidelines restrict 95% of such funds' investments to those satisfying the provisions of clauses (a) through (f) above (other than with respect to the parenthetical in clause (b) above); and

          (h)   Cash.

        "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

        "Phase III" means, at any time with respect to the NGTV Initiative, the stage of development at which the number of households capable of being served by the Borrower and its consolidated Subsidiaries in respect of the NGTV Initiative is in excess of 77,000.

        "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

        "Plan of Reorganization" has the meaning set forth in the recitals.

        "Prepetition Swap Contracts" has the meaning set forth in the recitals.

        "Prepayment Event" means any (a) Asset Disposition, (b) Debt Issuance or (c) Equity Issuance; provided that any transaction contemplated by Section 2.14 shall not be a Prepayment Event.

        "Projections" means the financial projections to be agreed upon and attached hereto as Schedule A.

        "Reference Period" means, at any date, the period commencing on the first day of the first full Fiscal Quarter that starts after the date hereof and ending on the last day of the last Fiscal Quarter for which a quarterly compliance report has been delivered by the Borrower prior to such date.

        "Refinancing Indebtedness" means Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to extend, renew, replace or refinance existing Indebtedness (in whole or in part, "Refinanced Debt"); provided that (i) such extending, renewing, replacing or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of, and unpaid interest on, the Refinanced Debt plus the amount of any premiums paid thereon and fees and expenses associated therewith, (ii) such Indebtedness has a maturity and a weighted average life equal to or greater than that of the Refinanced Debt, (iii) if the Refinanced Debt or any Guarantees thereof are subordinated to the Obligations, such Indebtedness and Guarantees thereof are subordinated to the Obligations on terms no less favorable in any significant respect to the holders of the Obligations than the subordination terms of such Refinanced Debt or Guarantees thereof (and no Loan Party that has not guaranteed or is not obligated to guarantee such Refinanced Debt Guarantees such Indebtedness), (iv) such Indebtedness contains covenants and events of default and is benefited by Guarantees (if any) which, taken as a whole, are determined in good faith by the board of directors of the Borrower not to be materially less favorable to the Lenders than the covenants and events of default of or Guarantees (if any) in respect of such Refinanced Debt, (v) if such Refinanced Debt or any Guarantees thereof are secured, such Indebtedness and any Guarantees thereof are either unsecured or secured only by such assets as secured or were required to secure the Refinanced Debt and Guarantees thereof, (vi) if such Refinanced Debt and any Guarantees thereof are unsecured, such Indebtedness and Guarantees thereof are also unsecured, (vii) such Indebtedness is issued only by the issuer of such Refinanced Debt and (viii) the proceeds of such Indebtedness are applied promptly (and in any event within 45 days) after receipt thereof to the repayment of such Refinanced Debt.

        "Register" has the meaning assigned to such term in Section 9.04(d).

        "Reinvestment Limitation Amount" means an amount equal to (A) in the case of any Asset Disposition pursuant to Section 6.05(e), $10,000,000 in the aggregate for the term of this Agreement, (B) in the case of any Asset Disposition pursuant to Section 6.05(f), $20,000,000 in the aggregate for the term of this Agreement, (C) in the case of any Asset Disposition pursuant to Section 6.05(h), $15,000,000 in the aggregate for the term of this Agreement and (D) in the case of any Asset Disposition described in clause (b) of the definition of the term Asset Disposition, $15,000,000.

        "Related Agreements" means any and all material agreements and other documents executed in respect of the Transaction or implementing the terms of the Plan of Reorganization.

        "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the directors, officers, employees, agents, trustees, Controlling Persons and advisors of such Person and of each of such Person's Affiliates.

        "Release" means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

        "Required Lenders" means, at any time, Lenders representing more than 50% of the sum of the outstanding Loans at such time.

        "Restricted Payment" means any dividend or other distribution (whether in Cash, securities or other property) with respect to any Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance or vesting of additional shares of Equity Interests of the Person paying such dividends or distributions and other than non-Cash dividends or distributions in connection with the grant of equity based awards and the issuance of Equity Interests, in each case, under employee benefit plans) in Holdings, the Borrower or any Subsidiary, or any payment (whether in Cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, termination or amendment of any Equity Interests in Holdings, the Borrower or any Subsidiary or of any option, warrant or other right to acquire any such Equity Interests in Holdings, the Borrower or any Subsidiary.

        "Revolving Lenders" means the lenders party to the Revolving Loan Facility.

        "Revolving Loan Facility" means the Revolving Line of Credit Agreement substantially in the form of Exhibit G and otherwise in form and substance satisfactory to the Required Lenders.

        "Revolving Loan Facility Loan Documents" means "Loan Documents" as defined in the Revolving Loan Facility.

        "Rights Offering" means that certain rights offering by Holdings pursuant to the Plan of Reorganization as set forth in the Disclosure Statement.

        "RTFC" means Rural Telephone Finance Cooperative, a District of Columbia cooperative association.

        "Rural Utilities Service" means the Rural Utilities Service Agency of the U.S. Department of Agriculture.

        "S&P" means Standard & Poor's Ratings Group, Inc.

        "Secured Parties" has the meaning assigned to such term in the Collateral Agreement.

        "Securities Account" means any "securities account" as defined in the UCC.

        "Security Documents" means the Collateral Agreement, the Mortgages, the Control Agreements and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.10 or 5.11 or pursuant to the Collateral Agreement to secure any of the Obligations.

        "SPC" has the meaning assigned to such term in Section 9.04(g).

        "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

        "Subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context requires otherwise, the term "Subsidiary" as used herein shall refer to a Subsidiary of the Borrower.

        "Subsidiary Loan Party" means any Subsidiary that guarantees the Obligations pursuant to a Loan Document.

        "Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

        "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges, regulatory fees, contributions or withholdings (including interest, penalties and similar items with respect thereto) imposed by any Governmental Authority.

        "Total Indebtedness" means, as of any date, the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date.

        "Total Leverage Ratio" means, on any date, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive Fiscal Quarters of the Borrower most recently ended on or prior to such date.

        "Transactions" means those transactions to be consummated on the Effective Date as contemplated by the Plan of Reorganization.

        "United States" means the United States of America.

        "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

        SECTION 1.02.    Terms Generally.    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights.

        SECTION 1.03.    Accounting Terms; GAAP.    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credit

        SECTION 2.01.    Conversion.    Subject to the terms and conditions hereof, on the Effective Date, all of the outstanding principal amounts of the Original Loans, together with all accrued and unpaid interest with respect thereto and all outstanding obligations under the Prepetition Swap Contracts, shall be converted as set forth in the Plan of Reorganization into (a) new senior secured term loans in an aggregate principal amount of $300,000,000 outstanding under this Agreement (the "Loans"), and (b) the Lender Equity Interests. Any amounts outstanding under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.03, 2.04 and 2.05, all amounts owed hereunder with respect to the Loans shall be paid in full no later than the Maturity Date.

        SECTION 2.02.    Interest Elections.    (a) The Loans initially shall have an initial Interest Period of three months. Thereafter, the Borrower may elect Interest Periods therefor, all as provided in this Section 2.02. The Borrower may elect different Interest Periods with respect to different portions of the Loans, in which case each such portion shall be allocated ratably among the Lenders holding the affected portion of the Loans.

        (b)   To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by 1:00 p.m. New York City time. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

        (c)   Each telephonic and written Interest Election Request shall specify the following information:

            (i)  the amount of the Loans to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Loan (in which case the information to be specified pursuant to clause (iii) below shall be specified for each resulting Loan);

           (ii)  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

          (iii)  the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

        (d)   Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Loan.

        (e)   There shall be no more than five (5) Interest Periods outstanding at any time. If the Borrower fails to deliver a timely Interest Election Request prior to the end of the Interest Period applicable thereto, then, unless such Loan is repaid as provided herein, at the end of such Interest Period such Loan shall have an Interest Period of three months.

        SECTION 2.03.    Repayment of Loans; Evidence of Debt.    (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Loans of such Lender as provided in Section 2.04.

        (b)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

        (c)   The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

        (d)   The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.03 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

        (e)   Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form reasonably satisfactory to the Administrative Agent. Such promissory note shall state that it is subject to the provisions of this Agreement. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

        SECTION 2.04.    Repayment of Loans.

        (a)   To the extent not previously paid, all Loans shall be due and payable on the Maturity Date.

        (b)   Prior to any repayment of any Loans hereunder, the Borrower shall select the Loan or Loans to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three (3) Business Days before the scheduled date of such repayment. Repayments of Loans shall be accompanied by accrued interest on the amount repaid.

        SECTION 2.05.    Prepayment of Loans.    (a) The Borrower shall have the right at any time and from time to time to prepay any Loan (including accrued and unpaid interest thereon) in whole or in part, subject to Sections 2.05(g) and 2.10, in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $2,000,000 or, if less, the amount outstanding, subject to the requirements of this Section.

        (b)   In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings, the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall, not later than the Business Day next after the date on which such Net Proceeds are received, prepay Loans in an aggregate amount equal to 100% of such Net Proceeds (or 50% of such Net Proceeds in the case of an Equity Issuance); provided that, in the case of any Asset Disposition, if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer certifying that (i) the Borrower or a Subsidiary intends to apply, or intends to commit in writing to apply, within 6 months after receipt, the Net Proceeds from such Asset Disposition (or a portion thereof as specified in such certificate) in an aggregate amount not to exceed the applicable Reinvestment Limitation Amount, (A) in the case of Net Proceeds from any Asset Disposition described in clause (a) of the definition of Asset Disposition, to be used in its Permitted Business and (B) in the case of Net Proceeds from any Asset Disposition described in clause (b) of the definition of Asset Disposition, to be applied to replace, redevelop or repair the assets subject to the Asset Disposition, and (ii) no Event of Default has occurred and is continuing, then so long as such Net Proceeds are deposited in a Deposit Account subject to Control Agreement pending such reinvestment, no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) in an aggregate amount not to exceed the applicable Reinvestment Limitation Amount; provided further, that to the extent any such Net Proceeds have not been reinvested or committed to be reinvested by the end of such 6-month period (or have been committed to such reinvestment in writing by the end of such 6-month period and have not been so reinvested on or before the end of the 12-month period after such receipt, as such 12-month period may be extended by the Administrative Agent upon showing of good-faith progress towards such reinvestment in accordance with the terms hereof by the Borrower in the Administrative Agent's reasonable discretion), then a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied or committed.

        (c)   Commencing with the Fiscal Year ending December 31, 2010, for each Fiscal Year ending that the Borrower has a Minimum Cash Balance on December 31 of such Fiscal Year (such calculation of Minimum Cash Balance to be set forth in a certificate of the Borrower delivered to the Administrative Agent, signed by a Financial Officer of the Borrower) equal to or greater than $67,500,000 (less the aggregate amount of all amortization payments pursuant to Section 6.17(b)), the Borrower shall prepay (without duplication of any amount prepaid from the Net Proceeds of any Asset Disposition pursuant to paragraph (b) above), no later than 105 days after the end of such Fiscal Year, Loans in an aggregate amount equal to the lesser of (I) 75% of Excess Cash Flow for such Fiscal Year and (II) the amount by which the Minimum Cash Balance exceeds $67,500,000 (less the aggregate amount of all amortization payments pursuant to Section 6.17(b)) on December 31 of such Fiscal Year.

        (d)   In the event of any mandatory prepayment of Loans pursuant to this Section 2.05 or prepayment pursuant to paragraph (h) below, any Lender may elect, by notice to the Administrative Agent by telephone (confirmed by telecopy) at least one Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Loans pursuant to this Section 2.05 (other than an optional prepayment pursuant to paragraph (a) of this Section, which may not be declined), in which case the aggregate amount of the prepayment made shall be distributed pro rata to those Lenders that have not declined such prepayment).

        (e)   The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder, not later than 2:00 p.m., New York City time, three (3) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of the Loans to be prepaid, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Loan shall be in an amount that is an integral multiple of $1,000,000 and not less than $2,000,000 or, if less, the amount outstanding, and not less than the amount required by this Section 2.05. Prepayments shall be accompanied by accrued interest and other amounts to the extent required by Sections 2.05(g), 2.07 and 2.10.

        (f)    On the Effective Date, the Borrower shall prepay Loans in an amount equal to the lesser of (I) the Net Proceeds of the Rights Offering and (II) the amount by which the Effective Date Cash Balance exceeds $75,000,000 on the Effective Date.

        (g)   If Borrower makes a voluntary prepayment of any Loan pursuant to Section 2.05(a) or any payment of any Loan with the Net Proceeds of any Debt Issuance pursuant to Section 2.05(b), Borrower shall pay to the Administrative Agent, for the benefit of Lenders, a prepayment premium on the principal amount so prepaid as follows:

Relevant Period	Prepayment Premium as a Percentage of Principal Amount so Prepaid
On or after the Effective Date until October 28, 2011	3%
On or after October 28, 2011 until October 28, 2012	2%
On or after October 28, 2012 until October 28, 2013	1%
On or after October 28, 2013 until the Maturity Date	0%

        (h)   Amortization of Loans.    The Borrower shall repay the Loans to the extent required by Section 6.17(b).

        SECTION 2.06.    Fees.    The Borrower agrees to pay to the Agents, for their own respective accounts, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Agents, including but not limited to all fees specified in the Agency Fee Letter. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances.

        SECTION 2.07.    Interest.

        (a)   The Loans shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Loan plus the Applicable Rate.

        (b)   Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.00% plus the rate otherwise applicable to such Loan as provided in paragraph (a) of this Section.

        (c)   Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) the Borrower may request, in accordance with the procedures set forth below in this Section 2.07(c)(iii), that a portion of interest not be paid in Cash but be paid-in-kind and added to the principal amount of such Loan as set forth below by delivering written notice to the Administrative Agent accompanied by a certified copy of a resolution of the Borrower's board of directors not less than five (5) Business Days prior to an Interest Payment Date, and upon receipt by the Administrative Agent of such complete and timely request, a portion of accrued interest (A) from the Effective Date to and including December 31, 2010, in the amount of 300 basis points or (B) from January 1, 2011 to and including December 31, 2011, in the amount of 150 basis points, shall not be paid in Cash but shall be paid-in-kind and added to the principal amount of such Loan on each Interest Payment Date and shall be deemed to increase the outstanding principal amount of such Loan for all purposes of this Agreement and the other Loan Documents.

        (d)   All interest hereunder shall be computed on the basis of a year of 360 days. The applicable Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

        SECTION 2.08.    Alternate Rate of Interest.    If prior to the commencement of any Interest Period for a Loan, the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request shall be ineffective.

        SECTION 2.09.    Increased Costs.    (a) If any Change in Law (except with respect to Taxes, which shall be governed by Section 2.11) shall:

            (i)  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

           (ii)  impose on any Lender or the London interbank market any other condition affecting this Agreement or Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

        (b)   If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time after submission by such Lender to the Borrower of a written request therefor, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

        (c)   A certificate of a Lender setting forth in reasonable detail the matters giving rise to a claim under this Section 2.09 and the calculation of such claim by such Lender or its holding company, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

        (d)   Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 365 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 365-day period referred to above shall be extended to include the period of retroactive effect thereof.

        SECTION 2.10.    Break Funding Payments.    In the event of (a) the payment of any principal of any Loan other than on the last day of an Interest Period applicable thereto (including as a result of an

Event of Default), (b) the failure to borrow, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.05(e) and is revoked in accordance therewith) or (c) the assignment of any Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.13 or Section 9.02(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall consist of an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

        SECTION 2.11.    Taxes.

        (a)   Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of, and without deduction for, any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

        (b)   In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

        (c)   The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability prepared in good faith and delivered to the Borrower by any Lender or by the Administrative Agent on its own behalf or on behalf of any Lender, shall be presumed correct, provided that upon reasonable request of the Borrower, a Lender shall provide all relevant information reasonably accessible to it justifying such amount.

        (d)   As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

        (e)   A Foreign Lender shall deliver to the Borrower and the Administrative Agent a copy of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest" a statement to the effect that such Lender is eligible for a complete exemption from withholding of U.S. taxes under Section 871(h) or 881(c) of the Code and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Foreign Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement.

        (f)    If the Administrative Agent or a Lender determines, in its reasonable judgment, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.11, it shall pay over such refund to the Borrower within a reasonable period of time (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.11 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

        SECTION 2.12.    Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

        (a)   The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.09, 2.10 or 2.11, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except that payments pursuant to Sections 2.09, 2.10, 2.11 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars and applied to the Loans pro rata, except as set forth in Section 2.05(d) and 2.14 and as otherwise explicitly provided herein.

        (b)   If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties, and (iii) third, towards the payment of all other obligations then due hereunder or under the other Loan Documents.

        (c)   If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the relative aggregate amounts of principal of and accrued interest on their Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including, without limitation, any payments made in connection with any Loan Exchange Offer) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

        (d)   Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

        (e)   If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.12(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

        SECTION 2.13.    Mitigation Obligations; Replacement of Lenders.    (a) If any Lender requests compensation under Section 2.09, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.09 or 2.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

        (b)   If any Lender requests compensation under Section 2.09, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees, premiums and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and such Lender shall be released from all obligations hereunder. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Nothing in this Section 2.13 shall be deemed to prejudice any rights that the Borrower may have against a Lender that is a Defaulting Lender in respect of actions taken or not taken by such Lender prior to its replacement hereunder.

        SECTION 2.14.    Each Lender's Right to Convert Loans to Common Equity.    From time to time, any Lender may direct the Administrative Agent to make a written request to the Borrower (a "Loan Exchange Request") that the Borrower make an offer to exchange Loans for common Equity Interests of Holdings ("Holdings Common Stock"). Upon receipt of such request, the Borrower may or may not, in its sole discretion, elect to deliver an offer (a "Loan Exchange Offer") to the Administrative Agent on behalf of the Lenders (who shall make such offer available to all Lenders) to exchange Loans for Holdings Common Stock, on a pro rata basis, which Loan Exchange Offer and the terms and conditions thereof shall be in substantially the form of Exhibit 2.14 (together with all annexes thereto) and otherwise in form reasonably satisfactory to the Administrative Agent (the "Loan Exchange Offer Terms"). From time to time, the Borrower may also elect, in its sole discretion, to make a Loan Exchange Offer to the Lenders on the Loan Exchange Offer Terms. Any Lender may elect to participate in any Loan Exchange Offer in its sole discretion. The failure of any Lender to participate shall not preclude the participation by any other Lender or prevent the Borrower from effecting the exchange in accordance with the Loan Exchange Offer Terms. Notwithstanding the foregoing, the Administrative Agent shall not make more than one Loan Exchange Request during any Fiscal Quarter.

ARTICLE III

Representations and Warranties

        In order to induce Lenders to consummate the Transactions and convert the Original Loans and the Prepetition Swap Contracts into the new Loans and Lender Equity Interests, each Loan Party represents and warrants to each Lender, on the Effective Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Effective Date are deemed to be made concurrently with the consummation of the Transactions):

        SECTION 3.01.    Organization; Powers.    Each of Holdings, the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

        SECTION 3.02.    Authorization; Enforceability.    The Transactions and each Loan Document entered into and to be entered into by each Loan Party are within such Loan Party's corporate or limited liability company powers, as applicable, and have been duly authorized by all necessary corporate or limited liability company and, if required, stockholder action. This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable regulatory requirements and provisions of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and implied covenants of good faith and fair dealing.

        SECTION 3.03.    Governmental Approvals; No Conflicts.    The Transactions, the borrowings hereunder and the execution, delivery, performance, validity or enforceability of this Agreement and the other Loan Documents will not: (a) require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect and except (i) filings necessary to perfect Liens created under the Loan Documents, (ii) the recordation of Mortgages and (iii) regulatory filings relating to a transfer of control or a transfer of ownership of any of the assets of Holdings, the Borrower, or any of their Subsidiaries or a discontinuance of any of their operations as a result of any action taken or proposed to be taken under any Security Document; (b) violate any applicable law or regulation or the Organizational Documents of Holdings, the Borrower or any of its Subsidiaries or any order of any Governmental Authority; (c) violate or result in a default under any indenture, agreement or other instrument binding upon Holdings, the Borrower or any of its Subsidiaries or any of their assets, or give rise to a right thereunder to require any payment to be made by Holdings, the Borrower or any of its Subsidiaries; or (d) result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any of its Subsidiaries, except Liens permitted under Section 6.02; except, in the case of clauses (a), (b) and (c), where the failure to obtain such consent or approval or make such registration, filing or action or any such violation or default would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect or have a material adverse effect upon the validity or enforceability of the Loan Documents or the rights of the Lenders thereunder.

        SECTION 3.04.    Financial Condition; No Material Adverse Change.    (a) The Borrower has heretofore furnished to the Lenders the combined balance sheet and statements of income, and Cash flows of Hawaiian Telcom Communications, Inc. and its Subsidiaries (i) as of and for the Fiscal Years ended December 31, 2008, December 31, 2007 and December 31, 2006, reported on by either Deloitte & Touche LLP or Ernst & Young LLP, independent registered public accountants, which, with respect to the Fiscal Years ending December 31, 2006 and December 31, 2007, were without qualification and (ii) unaudited consolidated financial statements of Hawaiian Telcom Communications, Inc. and its Subsidiaries for the 2009 Fiscal Year and (iii) unaudited interim consolidated financial statements of Hawaiian Telcom Communications, Inc. and its Subsidiaries for each fiscal month and Fiscal Quarter ended more than 45 days prior to the Effective Date as to which such financial statements are available (and for the comparable period of the preceding Fiscal Year). Such financial statements present fairly in all material respects, in accordance with GAAP, the financial condition and results of operations of Holdings, the Borrower and its Subsidiaries on a consolidated basis as of such date and for such period; such balance sheets and the notes thereto disclose all liabilities, direct or contingent, of Holdings, the Borrower and its Subsidiaries as of the date thereof required to be disclosed by GAAP; such financial statements were prepared in a manner consistent with GAAP (subject, in the case of the financial statements described in clause (ii) above, to normal year-end adjustments and the absence of footnotes).

        (b)   The Borrower has heretofore furnished to the Lenders (x) the Disclosure Statement, which includes a pro forma consolidated balance sheet of Holdings, the Borrower and its Subsidiaries as of March 31, 2010 and (y) a pro forma consolidated balance sheet of Holdings, the Borrower and its Subsidiaries as of December 31, 2009, in each case, prepared giving effect to the Transactions as if such Transactions had occurred on such date. Such pro forma consolidated balance sheet (i) has been prepared in good faith based on the same assumptions used to prepare the Projections (which assumptions are believed by Holdings and the Borrower to have been reasonable at the time made) and (ii) presents fairly, in all material respects, the pro forma financial position of Holdings, the Borrower and its consolidated Subsidiaries as of such date, as if the Transactions had occurred on such date.

        (c)   Except as disclosed in the financial statements referred to above or the notes thereto and except as disclosed in the Disclosure Statement and the Plan of Reorganization, after giving effect to the Transactions, none of Holdings, the Borrower or its Subsidiaries has, as of the Effective Date, any material contingent liabilities or material unusual long-term commitments.

        (d)   Since August 23, 2009, other than with respect to matters set forth in the Projections, there has been no material adverse change in the business, operations or financial condition of Holdings, the Borrower and their Subsidiaries, taken as a whole.

        SECTION 3.05.    Properties.    (a) Each of Holdings, the Borrower and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its real and personal property material to its business (including its Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title or interests would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

        (b)   Each of Holdings, the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by Holdings, the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except, in each case, for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

        (c)   Schedule 3.05 sets forth the address of each real property that is owned by, and each property that is leased by, the Borrower or any of its Subsidiaries as of the Effective Date after giving effect to the Transactions and indicates each parcel of real property owned in fee that is a Mortgaged Property as of the Effective Date.

        SECTION 3.06.    Litigation.    (a) There are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings, the Borrower or any of their Subsidiaries (i) which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

        SECTION 3.07.    Environmental Matters.    Except for (i) matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and (ii) Disclosed Matters, (a) each of Holdings, the Borrower and their Subsidiaries is and has been in compliance with Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, licenses, authorizations or other approvals required under Environmental Laws, and to the knowledge of Holdings, the Borrower, and their Subsidiaries, there are no currently existing conditions that would be reasonably expected to prevent or interfere with such compliance in the future; (b) to their knowledge, (i) there are no pending or threatened claims against any of Holdings, the Borrower or their Subsidiaries or relating to any property currently or formerly owned, leased or operated by any of Holdings, the Borrower or their Subsidiaries alleging Environmental Liability, and (ii) there exists no reasonable basis for the assertion of such Environmental Liability against any of Holdings, the Borrower or their Subsidiaries; (c) to their knowledge, there are no Hazardous Materials present at, on, under or about any location that could reasonably be expected to result in a Material Adverse Effect; (d) to their knowledge, there are no facts, circumstances or conditions that could reasonably be expected to result in the imposition Environmental Liability on Holdings, the Borrower or their respective Subsidiaries and (e) each of Holdings, the Borrower and their respective Subsidiaries have provided to the Administrative Agent true and correct copies of the reports, assessments and investigations which came within their possession, custody or control on or after June 1, 2007 regarding the environmental matters and have given the Administrative Agent access to all other such reports within their possession.

        SECTION 3.08.    Compliance with Laws.    Each of Holdings, the Borrower and their Subsidiaries is substantially in compliance with all laws, regulations and orders of any Governmental Authority (including the Communications Act, the regulations of HPUC, and any orders of the FCC or HPUC) applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or have an adverse impact on the validity of the Lenders' Liens or other rights under any Loan Document.

        SECTION 3.09.    Licenses; Tariffs.    (a) The Borrower and its Subsidiaries hold all FCC Licenses (other than the FCC License related to submarine cables) that are necessary for the operation of their businesses as currently conducted. Each such FCC License is in full force and effect and such FCC Licenses are not subject to any material restriction or material conditions that limit the operation of the businesses of the Borrower and its Subsidiaries, other than restrictions or conditions generally applicable to licenses of that type.

        (b)   Holdings, the Borrower and the Subsidiaries hold all permits, licenses, waivers, orders, approvals, concessions, registrations and other authorizations issued or provided by any Governmental Authority (other than the FCC), including HPUC, under all applicable laws, that are material to and necessary for Holdings, the Borrower and each of the Subsidiaries to own its assets and conduct the businesses currently conducted by it ("Operating Licenses"), except to the extent that failure to hold any such Operating Licenses, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

        (c)   HPUC or such other Governmental Authority having jurisdiction thereof has approved all material regulatory tariffs required to permit each of the Borrower and the Subsidiaries to operate its businesses as currently operated, all such regulatory tariffs are in full force and effect and neither the Borrower nor any Subsidiary has failed to materially comply with the terms of any such tariff, except in each case any lack of approvals or failures which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

        (d)   Neither Holdings nor the Borrower has knowledge of any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before the FCC or HPUC, or of any other proceedings (other than proceedings relating to the telecommunications industries generally) of or before the FCC or HPUC, which would reasonably be expected to have a Material Adverse Effect.

        (e)   To the best knowledge of Holdings and the Borrower, no event has occurred which (i) has resulted in, or after notice or lapse of time or both would result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction or termination of, or order of forfeiture with respect to, any FCC License or Operating License in any respect which could reasonably be expected to have a Material Adverse Effect or (ii) affects or could reasonably be expected in the future to affect any of the rights of Holdings, the Borrower or any Subsidiary under any FCC License or Operating License held by it in any respect which would reasonably be expected to have a Material Adverse Effect..

        (f)    Each of Holdings, the Borrower and the Subsidiaries has duly filed in a timely manner all material filings, reports, applications, documents, instruments and information required to be filed by it under the Communications Act, and all such filings were when made true, correct and complete in all material respects. Holdings and the Borrower have no reason to believe that any material FCC License or Operating License held by the Borrower or any Subsidiary will not be renewed in the ordinary course.

        SECTION 3.10.    Investment Company Status.    None of Holdings, the Borrower or any of its Subsidiaries is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.

        SECTION 3.11.    Taxes.    Each of Holdings, the Borrower and its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except any Taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves.

        SECTION 3.12.    ERISA Compliance; Margin Regulations    (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.

        (b)   (i) Except for any ERISA Event that arose pursuant to or as a direct result of the Chapter 11 Cases, during the five year period prior to the date on which this representation is made or deemed to be made with respect to any Plan or Multiemployer Plan, no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability has occurred during such five year period or for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect; (ii) except as previously disclosed, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, materially exceed the fair market value of the assets of such Plan by an amount that would reasonably be expected to have a Material Adverse Effect; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability specifically provided under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA; and (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

        (c)   None of Holdings, the Borrower or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, in any manner that would entail a violation of the regulations of the Board, including Regulation T, U or X.

        SECTION 3.13.    Disclosure.    Neither the Disclosure Statement nor any of the other written reports, financial statements, public filings, certificates or other written information, taken as a whole, furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as of the date thereof and as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to information of a general economic nature, estimates and projected financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable (i) at the time such projected financial information was prepared, (ii) on the date of the Disclosure Statement and (iii) as of the date hereof (it being understood that actual results may vary materially from such projected financial information).

        SECTION 3.14.    Subsidiaries and other Equity Interests.    Schedule 3.14 sets forth (i) the name of, and the ownership interest of Holdings in, each subsidiary of Holdings and identifies each subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date, (ii) the name of, and the ownership interest of the Borrower in, each Subsidiary of the Borrower and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date and (iii) with respect to each Loan Party, its ownership interest in any Equity Interests, setting forth the name of the issuer of each such Equity Interest and the percentage of outstanding Equity Interests owned by each such Loan Party.

        SECTION 3.15.    Insurance.    Schedule 3.15 sets forth a description of all material insurance maintained by or on behalf of Holdings, the Borrower and its Subsidiaries as of the Effective Date. As of the Effective Date, all premiums due and payable in respect of such insurance have been paid. Holdings and the Borrower believe that the insurance maintained by or on behalf of Holdings, the Borrower and its Subsidiaries is adequate.

        SECTION 3.16.    Labor Matters.    Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (a) as of the Effective Date, there are no strikes, lockouts or slowdowns against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings or the Borrower, threatened; (b) the hours worked by and payments made to employees of Holdings, the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters; (c) all payments due from Holdings, the Borrower or any Subsidiary, or for which any claim may be made against Holdings, the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary; and (d) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any Subsidiary is bound.

        SECTION 3.17.    Solvency.    Immediately after the consummation of the Transactions to occur on the Effective Date (a) the fair value of the assets of the Borrower (individually) and Holdings, the Borrower and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, respectively, of the Borrower (individually) and Holdings, the Borrower and its subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of the Borrower (individually) and Holdings, the Borrower and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the debts and other liabilities, subordinated, contingent or otherwise, of the Borrower (individually) and Holdings, the Borrower and its subsidiaries on a consolidated basis as such debts and other liabilities become absolute and matured; (c) the Borrower (individually) and Holdings, the Borrower and its subsidiaries on a consolidated basis will be able to pay the debts and liabilities, subordinated, contingent or otherwise, respectively, of the Borrower (individually) and Holdings, the Borrower and its subsidiaries on a consolidated basis, as such debts and liabilities become absolute and matured; and (d) the Borrower (individually) and Holdings, the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Effective Date.

        SECTION 3.18.    Security Documents.    (a) The Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the respective Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock (as defined in the Collateral Agreement), when certificates representing such Pledged Stock are delivered to the Collateral Agent (together with appropriate instruments of transfer), and in the case of the other Collateral described in the Collateral Agreement (other than the Intellectual Property, as defined in the Collateral Agreement), when financing statements and other filings specified on

Schedule 5 of the Perfection Certificate in appropriate form are filed in the offices specified on Schedule 6 of the Perfection Certificate (as updated by the Borrower from time to time in accordance with Section 5.03), the Collateral Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Collateral and the proceeds thereof, as security for the Obligations, to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to any other Person (except, in the case of Collateral other than the Pledged Stock, Liens permitted by Section 6.02(a) and, in the case of the Pledged Stock, inchoate Liens arising by operation of law and permitted by Section 6.02(a)).

        (b)   When the Collateral Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings (except for intent-to-use applications), upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agreement and such financing statements shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property (as defined in the Collateral Agreement), in each case prior and superior in right to any other Person to the extent perfection can be obtained by such filings (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the date hereof).

        (c)   The Mortgages entered into on the Effective Date are, and the Mortgages, if any, entered into after the Effective Date pursuant to Section 5.11 shall be, effective to create in favor of the Collateral Agent, for the ratable benefit of the applicable Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties' right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed in the proper real estate filing offices, such Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Person pursuant to Liens expressly permitted by Section 6.02(a).

        SECTION 3.19.    Terrorism Laws.    To the extent applicable, each of Holdings and the Borrower is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act. No part of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

 ARTICLE IV

Conditions to the Effective Date

        SECTION 4.01.    Conditions to the Effective Date.    This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

        (a)    This Agreement.    The Administrative Agent (or its counsel) shall have received from Holdings and the Borrower either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

        (b)    Financial Statements; Pro Forma Balance Sheet.    The Administrative Agent shall have received (i) audited consolidated financial statements of Hawaiian Telcom Holdco, Inc. and its Subsidiaries for the 2007, 2008 and 2009 Fiscal Years, (ii) unaudited interim consolidated financial statements of Hawaiian Telcom Holdco, Inc. and its Subsidiaries for each fiscal month and Fiscal Quarter ended more than 45 days prior to the Effective Date as to which such financial statements are available (and for the comparable period of the preceding Fiscal Year) and (iii) the pro forma consolidated balance sheet of Holdings, the Borrower and its Subsidiaries as of December 31, 2009, prepared giving effect to the Transactions as if such Transactions had occurred on such date.

        (c)    Opinions of the Borrower's Legal Counsel.    The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Kirkland & Ellis LLP, counsel for the Borrower, substantially in the form of Exhibit B-1, (ii) the Law Offices of Gregory J. Vogt, FCC regulatory counsel for the Borrower, substantially in the form of Exhibit B-2, (iii) Morihara Law Group, Hawaiian regulatory counsel for the Borrower, substantially in the form of Exhibit B-3 and (iv) the Law Offices of Wesley Y.S. Chang, local Hawaiian counsel for the Borrower, substantially in the form of Exhibit B-4.

        (d)    Organizational Documents; Incumbency.    The Administrative Agent shall have received (i) sufficient copies of each Organizational Document executed and delivered by each Loan Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Lender, each dated the Effective Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents and the Related Agreements to which it is a party or by which it or its assets may be bound as of the Effective Date, certified as of the Effective Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Loan Party's jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Effective Date; and (v) such other documents as the Administrative Agent may reasonably request.

        (e)    Officer's Certificate.    The Administrative Agent shall have received a certificate, dated the Effective Date and signed by an executive officer or a Financial Officer of the Borrower on behalf of the Borrower, confirming compliance with the conditions set forth in paragraphs (o) and (p) of this Section 4.01.

        (f)    Fees and Expenses.    The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including without limitation all amounts due and payable pursuant to the Agency Fee Letter, and also including, to the extent invoiced, reimbursement or payment of all reasonable documented out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

        (g)    Security.    Subject to Section 5.17, the Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by an executive officer or Financial Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.

        (h)    Evidence of Insurance.    The Collateral Agent shall have received a certificate from the Borrower's insurance broker or other evidence satisfactory to it that the insurance required by Section 5.07 and the Security Documents is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.07.

        (i)    No Litigation.    There shall not exist any motion, action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in the Bankruptcy Court or in any other court of competent jurisdiction or before any arbitrator or Governmental Authority against Holdings, the Borrower or any Guarantor (or their predecessors) by any creditor or other party-in-interest that, in the reasonable opinion of the Administrative Agent, singly or in the aggregate, materially impairs the Transactions, or any of the other transactions contemplated by the Loan Documents or the Related Agreements, or that could have a Material Adverse Effect.

        (j)    Confirmation Order.    The Administrative Agent shall have received a certified copy of the Confirmation Order as duly entered by the Bankruptcy Court and entered on the docket of the clerk of the Bankruptcy Court in the Chapter 11 Cases, following due notice to such creditors and other parties-in-interest as required by the Bankruptcy Court, which order shall be in form and substance acceptable to the Administrative Agent. No court of competent jurisdiction shall have issued any injunction, restraining order or other order with respect to the Confirmation Order which otherwise prohibits the consummation of the transactions described herein or the other Transactions, or modifies such Transactions, and no governmental or other action or proceeding shall have been commenced, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described herein or the other Transactions.

        (k)    Consummation of the Plan of Reorganization and Transactions.    Each of the conditions precedent to the effectiveness of the Transactions and the Plan of Reorganization shall have been satisfied or waived by the Administrative Agent and the Transactions and the Plan of Reorganization shall have consummated, or shall be consummated substantially simultaneously as the transactions hereunder.

        (l)    Solvency Certificate.    The Administrative Agent shall have received a certificate from an executive officer or a Financial Officer of the Borrower on behalf of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, with respect to the solvency of the Loan Parties on a consolidated basis on the Effective Date after giving effect to the Transactions.

        (m)    Consents.

            (i)  Each Loan Party shall have obtained all consents and approvals that are necessary or advisable in connection with the Transactions and the transactions contemplated by the Loan Documents and the Related Agreements from any Governmental Authority (including without limitation from the FCC, the HPUC and any other state public utility commissions but excluding the FCC License related to submarine cables), and all consents of other Persons, and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent. Unless otherwise waived by the Administrative Agent, all applicable waiting periods shall have expired (other than the period specified in 47 C.F.R section 1.117(a) for the Commission to set aside an action taken on delegated authority) without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the Related Agreements and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

           (ii)  The Administrative Agent shall have received a certificate of an executive officer or a Financial Officer of the Borrower on behalf of the Borrower, certifying on behalf of the Borrower that there is no claim, action or proceeding pending or, to the knowledge of the Borrower, threatened, by any Governmental Authority to enjoin, restrain, prohibit or impose materially burdensome conditions on the Transactions.

        (n)    Patriot Act.    At least 10 days prior to the Effective Date, the Lenders shall have received such documentation and other information as required by regulatory authorities under applicable "know your customer" and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

        (o)    Representations and Warranties.    The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); provided that in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

        (p)    No Default.    As of the Effective Date, no event shall have occurred and be continuing or would result from the consummation of the Transactions that would constitute an Event of Default or a Default.

        (q)    Debt Rating Condition.    The Borrower shall have used commercially reasonable efforts to ensure that the senior secured Indebtedness hereunder is rated by Moody's and S&P.

ARTICLE V

Affirmative Covenants

        Until the principal of and interest on each Loan and all fees and other obligations payable hereunder and under the other Loan Documents shall have been paid in full, each of Holdings and the Borrower covenants and agrees with the Lenders that:

        SECTION 5.01.    Financial Statements and Other Information.    The Borrower will furnish to the Administrative Agent:

        (a)   no later than the earlier of (i) 10 days after the date that the Borrower is or would be required to file a report on Form 10-K with the Securities and Exchange Commission in compliance with the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (whether or not the Borrower is subject to such reporting requirements), and (ii) 95 days after the end of each Fiscal Year of the Borrower, the Borrower's audited consolidated balance sheet and related statements of operations, stockholders' equity and Cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Deloitte & Touche LLP or another independent registered public accounting firm of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

        (b)   no later than the earlier of (i) 10 days after the date that the Borrower is or would be required to file a report on Form 10-Q with the Securities and Exchange Commission in compliance with the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (whether or not the Borrower is subject to such reporting requirements), and (ii) 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, the Borrower's unaudited consolidated balance sheet and related statements of operations, stockholders' equity and Cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

        (c)   within five Business Days after request by any Lender transmitted by the Administrative Agent, a statement, certified by a Financial Officer, setting forth the number of residential and business access lines of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter; provided that when no Event of Default shall have occurred and be continuing, the Administrative Agent, on behalf of the Lenders, shall make no more than two such requests per month;

        (d)   concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of the Borrower signed by a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenant, (iii) stating whether any change in GAAP or in the application thereof that is applicable to the Borrower's financial statements has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iv) identifying any Subsidiary formed or acquired since the end of the previous Fiscal Quarter, (v) identifying any parcels of owned or leased real property with a value exceeding $250,000 that have been acquired by any Loan Party since the end of the previous Fiscal Quarter, (vi) identifying any changes of the type described in Section 5.03(a) that have not been previously reported by the Borrower, (vii) identifying any Permitted Acquisition or other acquisitions of going concerns that have been consummated since the end of the previous fiscal quarter, including the date on which each such acquisition was consummated and the consideration therefor and (viii) identifying any material Intellectual Property (as defined in the Collateral Agreement) with respect to which a notice is required to be delivered under the Collateral Agreement and has not been previously delivered;

        (e)   concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules, guidelines or practice), provided that the Borrower shall not be required to deliver such a certificate if, after using commercially reasonable efforts, the Borrower is unable to obtain such a certificate;

        (f)    promptly after the same becomes available (but at any rate within 30 days after the end of each calendar month), a copy of the HT Score Card;

        (g)   within 90 days after the commencement of each Fiscal Year of the Borrower, a detailed consolidated budget for such Fiscal Year (broken down by quarter and including (i) a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such Fiscal Year and setting forth the assumptions used for purposes of preparing such budget and (ii) other information reasonably requested by the Administrative Agent and reasonably available to the Borrower) and, promptly when available, any material revisions of such budget;

        (h)   promptly after the same become publicly available, copies of all periodic and current reports, proxy statements and registration statements filed by Holdings, the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or in the event Holdings becomes a publicly traded company, distributed by Holdings to its shareholders generally; and

        (i)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent (including on behalf of any Lender) may reasonably request.

        (j)    Notwithstanding the requirements of Sections 5.01(a) and 5.01(b), if Holdings or the Borrower is a public reporting company under the Securities Exchange Act of 1934, as amended, the Borrower may, in lieu of the financial reports required pursuant to Sections 5.01(a) and 5.01(b), furnish only the quarterly and annual reports filed with the SEC; provided that this clause (j) does not modify the Borrower's obligations under clauses (c)-(i) hereof.

        SECTION 5.02.    Notices of Material Events.    The Borrower will furnish to the Administrative Agent written notice of the following promptly after any Financial Officer or executive officer of the Borrower obtains knowledge thereof:

        (a)   the occurrence of any Default;

        (b)   the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority (including the FCC or HPUC) against or affecting Holdings, the Borrower or any Subsidiary thereof that involves a reasonable possibility of an adverse determination;

        (c)   the occurrence of any ERISA Event;

        (d)   the occurrence of or assertion of any action, claim or proceeding under Environmental Law or related to Hazardous Materials that would reasonably be expected to result in the Borrower incurring material Environmental Liabilities.

        (e)   any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

        SECTION 5.03.    Information Regarding Collateral.    (a) The Borrower will furnish to the Administrative Agent prior written notice of any change (i) in any Loan Party's legal name, as reflected in its Organizational Documents, (ii) in any Loan Party's jurisdiction of organization or corporate structure and (iii) in any Loan Party's identity, Federal Taxpayer Identification Number or organization number, if any, assigned by the jurisdiction of its organization. The Borrower agrees not to effect or permit any change referred to in clauses (i) through (iii) of the preceding sentence unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial

Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties. The Borrower also agrees promptly to notify the Administrative Agent if any material damage to or substantial destruction of Collateral that is uninsured and has a book value exceeding $1,000,000 occurs.

        (b)   Upon the request of the Administrative Agent, the Borrower shall promptly deliver to the Administrative Agent an updated Perfection Certificate certified by a Financial Officer of the Borrower reflecting all changes since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section.

        SECTION 5.04.    Existence; Conduct of Business.    Each of Holdings and the Borrower will, and the Borrower will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, contracts, FCC Licenses, Operating Licenses, other licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names, except to the extent that the failure to do so (other than in the case of maintaining the Borrower's existence) would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any sale of assets permitted under Section 6.05.

        SECTION 5.05.    Payment of Taxes.    Each of Holdings and the Borrower will, and the Borrower will cause each of its Subsidiaries to, pay its material Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings that are promptly instituted and diligently conducted and (b) Holdings, the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

        SECTION 5.06.    Maintenance of Properties.    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Borrower will, and will cause each of its Subsidiaries to, keep and maintain or cause to be maintained, all property in good repair, working order and condition, ordinary wear and tear excepted.

        SECTION 5.07.    Insurance.    The Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies (a) insurance in such amounts and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations (including, without limitation appropriate title insurance with respect to real properties owned by the Borrower or any of its Subsidiaries) and (b) all insurance required to be maintained pursuant to the Security Documents. The Borrower will furnish to the Lenders, upon the reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

        SECTION 5.08.    Books and Records; Inspection and Audit Rights.    The Borrower will, and will cause each of its Subsidiaries to, keep books of record and account in accordance with GAAP. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (subject to confidentiality requirements imposed by law or agreements); provided that unless an Event of Default shall have occurred and be continuing, visits by Lenders will be made jointly and not more often than once each Fiscal Year.

        SECTION 5.09.    Compliance with Laws.    The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, including the Communications Act, HPUC regulations, other communications laws and Environmental Laws, and orders of any Governmental Authority applicable to it, its operations or its property except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

        SECTION 5.10.    Additional Subsidiaries.    If any additional Subsidiary is formed or acquired after the Effective Date, the Borrower will, at least five (5) Business Days prior to the date such Subsidiary is formed or acquired, notify the Administrative Agent thereof and, within 10 Business Days after such Subsidiary is formed or acquired or such longer period as the Administrative Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

        SECTION 5.11.    Further Assurances.    (a) Each of Holdings and the Borrower will, and the Borrower will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements, and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and the delivery of surveys, policies of title insurance or legal opinions), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties. Holdings and the Borrower also agree to provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

        (b)   If any asset (including without limitation any Equity Interests and any real property or any interest therein (including easements)) with a purchase price of $250,000 or more (provided that at no time shall assets with a purchase price in excess of $2,000,000 be excluded from the Collateral with a perfected Lien securing the Obligations) is acquired by the Borrower or any Subsidiary Loan Party after the Effective Date or owned by an entity at the time it becomes a Subsidiary Loan Party, the Borrower will (A) notify the Administrative Agent thereof, (B) unless such requirement is waived by the Administrative Agent, cause such asset to be subjected to a Lien securing the Obligations and (C) take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

        SECTION 5.12.    Cash Management Systems.    Each of Holdings and the Borrower will, and the Borrower will cause each of its Subsidiaries to, establish and maintain cash management systems reasonably acceptable to the Administrative Agent, including ensuring all Deposit Accounts and Securities Accounts of each Loan Party are subject to Control Agreements in form and substance reasonably acceptable to the Administrative Agent, other than (a) payroll accounts and other fiduciary accounts for the benefit of Persons who are not Loan Parties (including all accounts related to employee benefit plans), (b) accounts holding Cash Collateral with respect to letters of credit as permitted by Section 6.02(xvi) and (c) in the case of other Deposit Accounts and Securities Accounts of any Loan Party, of which the aggregate outstanding balance for all such accounts shall at no time exceed $250,000.

        SECTION 5.13.    Environmental Matters.    Each of Holdings and the Borrower will and the Borrower will cause each of its Subsidiaries to, (a) comply with all applicable Environmental Laws and obtain, maintain and comply with any and all applicable permits, licenses, authorizations or other approvals required by or issued pursuant to any applicable Environmental Laws and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under applicable Environmental Laws and comply with all orders and directives of all

Governmental Authorities regarding applicable Environmental Laws, other than such orders and directives as to which an appeal has been timely and properly taken in good faith, and provided the pending of any such appeals could not reasonably be expected to give rise to the Borrower incurring material Environmental Liabilities.

        SECTION 5.14.    Environmental Assessments.    If (a) a Default has occurred and is continuing, (ii) the Lenders reasonably believe that the presence of Hazardous Materials on or about any of the Borrower's real property could reasonably be expected to result in the Borrower incurring material Environmental Liabilities or (iii) a claim of Environmental Liability is made or threatened with respect to any real property that could reasonably be expected to result in the Borrower incurring material Environmental Liabilities then at the request of the Lenders, provide to the Lenders within 30 days after such request, in each instance at the expense of the Borrower, a current environmental assessment of such scope (including but not limited to the taking of soil borings and air and groundwater samples and other above and below ground testing) as the Administrative Agent may reasonably request, by a consulting firm reasonably acceptable to the Administrative Agent, which shall be of a scope reasonably necessary to address the perceived environmental concerns for each of the properties described in such request.

        SECTION 5.15.    Lender Teleconference.    Holdings and Borrower will participate in a teleconference with the Administrative Agent and Lenders once during each Fiscal Quarter to be held at such reasonable times during normal business hours to be specified by the Borrower.

        SECTION 5.16.    Debt Ratings.    Holdings and Borrower shall at all times during the term hereof use commercially reasonable efforts to maintain ratings in respect of the Loans from S&P and Moody's.

        SECTION 5.17.    Post-Closing Real Property Covenants.    (a) Borrower shall use commercially reasonable efforts to promptly obtain (i) landlord consents, in form and substance reasonably satisfactory to the Collateral Agent, required for the granting of a leasehold mortgage in favor of the Collateral Agent with respect to the Mortgaged Property which constitutes a lease and which is not encumbered by a Mortgage on the date hereof, and (ii) all consents, in form and substance reasonably satisfactory to the Collateral Agent, required for the granting of a mortgage in favor of the Collateral Agent with respect to any easement which constitutes Mortgaged Property and which is not encumbered by a Mortgage on the date hereof.

        (b)   Borrower shall, (i) on or prior to the date that is 90 days following the Effective Date (or, in relation to the consents obtained pursuant to Section 5.17(a), following the date such consent is obtained, or, in either case, such later date as the Collateral Agent may agree in its sole discretion), deliver to the Collateral Agent (A) a Mortgage with respect to each Regular System Mortgaged Property which is not encumbered by a Mortgage on the date hereof and (B) a customary legal opinion with respect to the same from Borrower's counsel, in form and substance satisfactory to the Collateral Agent and (ii) use commercially reasonable efforts to deliver to the Collateral Agent, as soon as practicable following the Effective Date (or in relation to the consents obtained pursuant to Section 5.17(a), following the date such consent is obtained), (A) a Mortgage with respect to each Land Court System Mortgaged Property which is not encumbered by a Mortgage on the date hereof and (B) a customary legal opinion with respect to the same from Borrower's counsel, in form and substance satisfactory to the Collateral Agent.

        (c)   Borrower shall use commercially reasonable efforts to deliver to Collateral Agent, on or prior to the date that is 60 days following the Effective Date or such later date as the Collateral Agent may agree in its sole discretion, a zoning letter in a form sufficient for Title Guaranty of Hawaii, Inc. ("Title Guaranty") to issue a zoning endorsement (in a form that is satisfactory to Collateral Agent) for the title insurance policy insuring the owned properties which constitute Mortgaged Property. To the extent that a zoning letter is not available at all or in a form satisfactory to Title Guaranty for the issuance of the zoning endorsement, Collateral Agent reserves the right to require a PZR or similar third party report (and survey if necessary) for such owned property to be delivered to Title Guaranty within 60 days of Borrower's notice that such zoning letter is not available and in no event no later than 120 days following the Effective Date.

        SECTION 5.18.    Compliance with HPUC Decision and Order.    The Borrower will observe and comply with all of the requirements of the HPUC Decision and Order applicable to the Borrower. In addition, the Borrower will provide, to the Administrative Agent, upon request, copies of all filings made to the HPUC pursuant to Section III.3 of the HPUC Decision and Order.

ARTICLE VI

Negative Covenants

        Until the principal of and interest on each Loan and all fees and other obligations payable hereunder and under the other Loan Documents have been paid in full, each of Holdings and the Borrower covenants and agrees with the Lenders that:

        SECTION 6.01.    Indebtedness; Certain Equity Securities.    (a) The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness or any Attributable Debt except:

            (i)  Indebtedness created under the Loan Documents;

           (ii)  Indebtedness incurred under the Revolving Loan Facility and Refinancing Indebtedness in respect thereof;

          (iii)  Indebtedness of the Borrower to any Subsidiary or Joint Venture and of any Subsidiary or Joint Venture to the Borrower or any other Subsidiary; provided that (x) any such Indebtedness owed by a Loan Party is subordinated to the Obligations pursuant to the Affiliate Subordination Agreement and (y) Indebtedness of any Subsidiary or Joint Venture that is not a Loan Party to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04(c);

          (iv)  Guarantees by the Borrower of Indebtedness of any Subsidiary or any Joint Venture and by any Subsidiary of Indebtedness of any other Subsidiary or any Joint Venture; provided that Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of any Person that is not a Loan Party shall be subject to Section 6.04(c);

           (v)  Indebtedness and Attributable Debt of the Borrower or any Subsidiary, and any Refinancing Indebtedness thereof, incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (other than by an amount not greater than fees and expenses, including premium and defeasance costs, associated therewith) or result in a decreased average weighted life thereof, and are otherwise on terms satisfactory to the Administrative Agent; provided that (1) such Indebtedness (but not Attributable Debt) is incurred prior to such acquisition or the completion of such construction or improvement and (2) the aggregate principal amount of Indebtedness and Attributable Debt permitted by this clause (v) shall not at any time exceed an aggregate amount of $5,000,000 at any time outstanding incurred in connection with Capital Lease Obligations and an aggregate amount of $5,000,000 at any time outstanding incurred in connection with all other capital asset improvements or acquisitions;

          (vi)  Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers' compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers' compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

         (vii)  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business, provided that (i) such Indebtedness (other than credit or purchase cards) is extinguished within 10 Business Days of its incurrence and (ii) such Indebtedness in respect of credit or purchase cards is extinguished within 45 days from its incurrence;

        (viii)  Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

          (ix)  all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (i) through (viii) above;

           (x)  cash management obligations and other Indebtedness in respect of netting services, overdraft protection and similar arrangements, in each case, in connection with cash management and Deposit Accounts;

          (xi)  Indebtedness not otherwise permitted by this Section 6.01 in an aggregate principal amount not to exceed $5,000,000 at any time outstanding and any Refinancing Indebtedness thereof;

         (xii)  Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary permitted hereunder, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

        (xiii)  Indebtedness in respect of letters of credit incurred in the ordinary course of business in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

        (xiv)  Indebtedness owed to the Rural Utilities Service in an aggregate principal amount not to exceed $5,000,000 at any time outstanding and any Refinancing Indebtedness thereof;

         (xv)  Indebtedness of a Subsidiary acquired in a Permitted Acquisition and outstanding at the time of such Permitted Acquisition and any Refinancing Indebtedness thereof, if (i) such Indebtedness was not incurred in connection with, or anticipation or contemplation of such Permitted Acquisition and (ii) the aggregate principal amount of such Indebtedness and Refinancing Indebtedness does not at any time exceed $2,500,000; and

        (xvi)  Indebtedness existing on the date hereof and set forth in Schedule 6.01 and Refinancing Indebtedness in respect thereof.

        (b)   The Borrower will not, nor will it permit any Subsidiary to, issue any preferred stock or other preferred Equity Interests, other than (i) Non-Cash Pay Preferred Stock of the Borrower, issued to Holdings and pledged pursuant to the Collateral Agreement and (ii) preferred stock or other preferred

Equity Interests of a Subsidiary, issued to a Loan Party and pledged pursuant to the Collateral Agreement.

        SECTION 6.02.    Liens.    (a) The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

            (i)  Liens created under the Loan Documents;

           (ii)  Permitted Encumbrances;

          (iii)  Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (A) such Liens secure Indebtedness permitted by clause (v) of Section 6.01(a), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 75% of the cost of acquiring, constructing or improving such fixed or capital assets, including transaction costs incurred in connection therewith, and (D) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary; provided that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender;

          (iv)  [reserved]

           (v)  (a) deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (b) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

          (vi)  Liens disclosed by the title insurance policies delivered on or prior to the Effective Date and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

         (vii)  any interest or title of a lessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;

        (viii)  Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (c) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

          (ix)  Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights, and Liens in favor of CoBank on the Borrower's CoBank Equity Interests or Patronage Certificates;

           (x)  licenses of intellectual property granted in the ordinary course of business and in a manner consistent with past practice;

          (xi)  Liens not otherwise permitted by this Section 6.02 with respect to property or assets of the Borrower or any Subsidiary securing Indebtedness or other obligations not at any time in excess of $5,000,000 at any time outstanding;

         (xii)  Liens securing the obligations under the Revolving Loan Facility on all the collateral, subject to the Intercreditor Agreement;

        (xiii)  Liens arising or purporting to arise from precautionary UCC financing statements in connection with operating leases;

        (xiv)  Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (d) of the definition thereof;

         (xv)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

        (xvi)  Liens on Cash securing Indebtedness permitted under Section 6.01(a)(xiii) in an amount not to exceed 105% of the face amount thereof;

       (xvii)  Liens securing Indebtedness permitted under Section 6.01(a)(xiv) on the assets acquired by the Loan Parties with the proceeds of such Indebtedness; and

      (xviii)  Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, if (i) any Indebtedness secured by such Liens is permitted by Section 6.01(xv), and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of any Loan Party or other Subsidiary; and Liens on such property or assets securing Refinancing Indebtedness permitted under Section 6.01(xv).

        SECTION 6.03.    Fundamental Changes.    (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a wholly-owned Subsidiary and, if any party to such merger is a Subsidiary Loan Party, a Subsidiary Loan Party, (iii) any Subsidiary may merge or consolidate with any other Person in order to effect a Permitted Acquisition and (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04. No Loan Party shall, and shall permit any Subsidiary to, form or create any new Subsidiary that is not organized under the law of one of the states of the United States.

        (b)   Holdings will not engage at any time in any business or business activity other than (i) ownership and acquisition of Equity Interests in the Borrower, together with activities directly related thereto, (ii) performance of its obligations under and in connection with the Loan Documents and the other agreements contemplated hereby, (iii) actions incidental to the consummation of the Transactions, (iv) actions required by law to maintain its existence, (v) the payment of dividends and taxes, (vi) the issuance of and the performance of obligations in respect of its Equity Interests and Indebtedness and (vii) activities incidental to its maintenance and continuance and to the foregoing activities. Notwithstanding anything to the contrary contained in herein, (i) Holdings shall at all times own directly 100% of the Equity Interests of the Borrower and (ii) Holdings shall not sell, dispose of, grant a Lien on or otherwise transfer such Equity Interests in the Borrower (other than pursuant to the Loan Documents).

        SECTION 6.04.    Investments, Loans, Advances, Guarantees and Acquisitions.    The Borrower will not, and will not permit any of its Subsidiaries to, make, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Investment, except:

        (a)   Permitted Investments;

        (b)   Investments existing on, or contractually committed as of, the Effective Date and set forth on Schedule 6.04 and any refinancings, renewals, extensions, replacements or continuations thereof;

        (c)   Investments by the Borrower and its Subsidiaries in Equity Interests in (x) Subsidiaries that are Subsidiary Loan Parties immediately prior to the time of such Investments and (y) Joint Ventures; provided that the aggregate amount of Investments by Loan Parties in, and Guarantees by Loan Parties of Indebtedness of, Persons that are not Loan Parties shall not at any time exceed $2,500,000; and further provided, that any interests in such Joint Ventures shall not be subject to any restrictions prohibiting such Loan Party from pledging such Equity Interests to the Lenders in accordance with Section 5.11 herein;

        (d)   loans or advances (x) made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary and (y) made by the Borrower or any Subsidiary to any Joint Venture; provided that (A) any such loans and advances made to a Loan Party shall be subordinated to the Obligations pursuant to the Affiliate Subordination Agreement and shall be evidenced by a promissory note pledged pursuant to the Collateral Agreement and (B) the amount of such loans and advances made by Loan Parties to Persons that are not Loan Parties shall be subject to the limitation set forth in clause (c) above;

        (e)   Guarantees constituting Indebtedness permitted by Section 6.01; provided that the aggregate principal amount of Indebtedness of Persons that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (c) above;

        (f)    Investments (including debt obligations and equity securities) received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

        (g)   accounts receivable, security deposits and prepayments arising and extensions of trade credit in the ordinary course of business and any assets and securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary to prevent or limit loss and any prepayments and other credits to suppliers in the ordinary course of business;

        (h)   Investments consisting of non-Cash consideration received in respect of sales, transfers or other dispositions of assets to the extent permitted by Section 6.05;

        (i)    Swap Agreements entered into in compliance with Section 6.07;

        (j)    other Investments by the Borrower or any Subsidiary, in an aggregate amount not to exceed at any time after the Effective Date, $2,500,000;

        (k)   Guarantees by the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;

        (l)    loans and advances by the Borrower and any of its Subsidiaries to new employees in the ordinary course of business and for bona fide business purposes in an aggregate amount at any time outstanding not in excess of $1,000,000 and advances of travel and entertainment expenses to employees in the ordinary course of business at any time outstanding not in excess of $500,000;

        (m)  Investments resulting from pledges and deposits referred to in Section 6.02(a)(ii) and 6.02(a)(vi);

        (n)   the Borrower's Investments in CoBank Equity Interests and Patronage Certificate; and

        (o)   Permitted Acquisitions.

        SECTION 6.05.    Asset Sales.    The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any of it Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

        (a)   sales of (x) inventory, (y) used, surplus, obsolete or worn-out equipment or other worn-out property and Permitted Investments in the ordinary course of business and (z) sales, leases or other dispositions of inventory of the Borrower and its Subsidiaries determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or any of the Subsidiaries;

        (b)   sales, transfers and dispositions to the Borrower or a Subsidiary; provided that any such sales, transfers or dispositions involving a Person that is not a Loan Party shall be made in compliance with Section 6.09;

        (c)   the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

        (d)   licensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or any Subsidiary in the ordinary course of business;

        (e)   sales, transfers and other dispositions of assets that are not permitted by any other clause of this Section; provided that the aggregate book value as of the time of such transfer of all assets sold, transferred or otherwise disposed of after the Effective Date in reliance upon this clause (e) shall not exceed $10,000,000;

        (f)    sales, transfers and other dispositions of assets contemplated by the Plan of Reorganization and described on Schedule 6.05(f);

        (g)   sale and leaseback transactions permitted by Section 6.06; and

        (h)   sales, transfers and other dispositions of assets to implement the Central Office Consolidation;

provided that (x) all sales, transfers, leases and other dispositions permitted hereby (other than pursuant to clauses (a)(y), (a)(z), (b) and (d)) shall be made for at least 75% Cash consideration, or in the case of Permitted Investments and sale and leaseback transactions, 100% Cash consideration and (y) all sales, transfers, leases and other dispositions permitted above shall be made for fair market value.

        SECTION 6.06.    Sale and Leaseback Transactions.    The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for sale and leaseback transactions after the Effective Date in a cumulative aggregate amount not exceeding $5,000,000, provided that the Net Proceeds of any such sale and leaseback transaction are used simultaneously with the consummation of such sale and leaseback transaction to prepay outstanding Loans to the extent required by Section 2.05 (b).

        SECTION 6.07.    Swap Agreements.    The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except Swap Agreements entered into in order to effectively cap, collar or exchange interest rates with respect to the Loans or the loans under the Revolving Loan Facility.

        SECTION 6.08.    Restricted Payments; Certain Payments of Indebtedness.    (a) The Borrower will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

            (i)  Subsidiaries of the Borrower may declare and pay dividends ratably (or in a manner more favorable to the Borrower or Subsidiaries) with respect to their capital stock;

           (ii)  the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management and employees (including former employees) of the Borrower and its Subsidiaries; provided that the amount thereof does not exceed $2,000,000 in any Fiscal Year plus the amount transferred to the Borrower of Net Proceeds from any Equity Issuance of Holdings during such Fiscal Year to directors, officers or employees in connection with employee stock option plans or other benefit plans for management and employees permitted hereunder;

          (iii)  the Borrower may pay dividends to Holdings at any time in such amounts as may be necessary to permit Holdings to pay its expenses and liabilities incurred in the ordinary course and in compliance with Section 6.03(b) (other than payments in respect of Indebtedness or Restricted Payments) which are attributable or allocable to the operations of the Borrower and the Subsidiaries;

          (iv)  non-Cash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; and

           (v)  the Borrower or any Subsidiary may make Restricted Payments to Holdings in amounts required for Holdings to pay federal, state and local income Taxes imposed directly on Holdings to the extent such Taxes are attributable to the income of the Borrower and its Subsidiaries (including, without limitation, by virtue of Holdings being the common parent of a consolidated or combined tax group of which the Borrower and/or its Subsidiaries are members); provided, however, that the amount of any such dividends or distributions (plus any Taxes payable directly by the Borrower and its Subsidiaries) shall not exceed the amount of such Taxes that would have been payable directly by the Borrower and/or its Subsidiaries had the Borrower been the common parent of a separate tax group that included only the Borrower and its Subsidiaries and in amounts equal to the amounts required for Holdings to pay franchise taxes and other fees required to maintain its corporate existence.

        (b)   The Borrower will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in Cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in Cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any subordinated Indebtedness, except:

            (i)  payment of Indebtedness created under the Loan Documents;

           (ii)  payment of fees and expenses and interest and principal payments in respect of any Indebtedness permitted by Section 6.01, other than payments in respect of subordinated Indebtedness prohibited by the subordination provisions thereof;

          (iii)  refinancings of Indebtedness to the extent permitted by Section 6.01; and

          (iv)  any agreement to pay or make any such payment or other distribution in connection with a transaction that will result in the repayment in full of the Obligations.

        (c)   The Borrower will not, and will not permit any Subsidiary to, furnish any funds to, make any Investment in, or provide other consideration to any other Person for purposes of enabling such Person to, or otherwise permit any such Person to, make any Restricted Payment or other payment, repurchase, repayment or distribution restricted by this Section that could not be made directly by the Borrower in accordance with the provisions of this Section.

        SECTION 6.09.    Transactions with Affiliates.    The Borrower will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

        (a)   transactions that do not involve Holdings and are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from a Person who is not such an Affiliate;

        (b)   transactions that (i) have been approved by a majority of the members of the board of directors of the Borrower having no personal stake in such transactions and certified by a Financial Officer or executive officer of the Borrower as being on terms and conditions not less favorable to the Borrower or its Subsidiaries than could be obtained on an arm's-length basis from a Person who is not such an Affiliate or (ii) have been determined by a nationally recognized appraisal or investment banking firm to be fair, from a financial standpoint, to the Borrower and its Subsidiaries or are on terms and conditions not less favorable to the Borrower and its Subsidiaries than could be obtained on an arm's-length basis from a Person who is not such an Affiliate;

        (c)   transactions between or among the Borrower and the Subsidiary Loan Parties not involving any other Affiliate;

        (d)   any Restricted Payment permitted by Section 6.08;

        (e)   any employment agreements entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and any issuance of securities, or other payments, awards or grants in Cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans approved in good faith by the board of directors of the Borrower or of a Subsidiary, as appropriate, provided that any Restricted Payments contemplated thereby will be subject to Section 6.08(a);

        (f)    the grant of stock options or similar rights to employees and directors of the Borrower pursuant to plans approved by the board of directors of the Borrower;

        (g)   loans or advances to employees in the ordinary course of business which are approved by a majority of the board of directors of the Borrower in good faith, to the extent permitted by Section 6.04(l);

        (h)   the payment of customary compensation and reasonable fees to, and indemnity provided on behalf of, directors, officers, consultants and employees of Holdings, of the Borrower and of the Subsidiaries;

        (i)    any purchase by Holdings of Equity Interests of the Borrower or contributions by Holdings to the equity capital of the Borrower; provided that any Equity Interests of the Borrower purchased by Holdings shall be pledged to the Collateral Agent pursuant to the Collateral Agreement;

        (j)    transactions with wholly owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice; and

        (k)   the entry into and performance of any tax sharing agreement permitted by Section 6.08(a)(v).

        SECTION 6.10.    Restrictive Agreements.    The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets securing the Obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee any Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, by any Loan Document or by any Revolving Loan Facility Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (and shall not apply to any extension or renewal of any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any asset pending such sale, provided such restrictions and conditions apply only to the Subsidiary or asset that is to be sold and such sale is permitted hereunder, (iv) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and the proceeds thereof, (v) clause (a) of the foregoing shall not apply to customary provisions in leases or other agreements restricting the assignment thereof, (vi) the foregoing shall not apply to restrictions or conditions imposed by any agreement related to any Indebtedness incurred by a Subsidiary prior to the date on which such Subsidiary was acquired by the Borrower as long as such restrictions or conditions were not imposed in connection with or in anticipation of such acquisition (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (vii) the foregoing shall not apply to restrictions or conditions imposed by any agreement related to the refinancing of Indebtedness permitted hereunder, provided that the terms of any such restrictions or conditions are not materially less favorable to the Lenders than the restrictions or conditions contained in the predecessor agreements, (viii) the foregoing shall not apply to customary net worth provisions contained in real property leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations, (ix) the foregoing shall not apply to customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is permitted under Section 6.02 and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.10 and (x) the foregoing shall not apply to customary provisions in Joint Venture agreements, except as set forth in Section 6.04(c).

        SECTION 6.11.    Change in Business.    The Borrower will not, and will not permit any Subsidiary to, engage to any material extent at any time in any business or business activity other than a Permitted Business.

        SECTION 6.12.    Fiscal Year.    Neither Holdings nor the Borrower shall change its Fiscal Year for accounting and financial reporting purposes to end on any date other than December 31.

        SECTION 6.13.    Amendment of Material Documents.    The Borrower will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights under its Organizational Documents or any Revolving Loan Facility Loan Document if, in each case referred to above, such amendment, modification or waiver, taken as a whole, is adverse in any material respect to the interests of the Lenders.

        SECTION 6.14.    Total Leverage Ratio.    The Borrower will not permit the Total Leverage Ratio as at the last day of any period of four consecutive Fiscal Quarters of the Borrower ending with any Fiscal Quarter set forth below to exceed the ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter Ending:	Ratio
December 31, 2010	3.20:1.00
March 31, 2011	3.22:1.00
June 30, 2011	3.23:1.00
September 30, 2011	3.18:1.00
December 31, 2011	3.15:1.00
March 31, 2012	3.11:1.00
June 30, 2012	3.06:1.00
September 30, 2012	2.99:1.00
December 31, 2012	2.91:1.00
March 31, 2013	2.85:1.00
June 30, 2013	2.67:1.00
September 30, 2013	2.58:1.00
December 31, 2013	2.50:1.00
March 31, 2014 and Later	2.50:1.00

        SECTION 6.15.    Minimum Liquidity.    The Borrower shall not permit the Liquidity of the Borrower at any time to be less than $35,000,000.

        SECTION 6.16.    Non-NGTV Capital Expenditures.    The Borrower will not, nor will it cause or permit any Subsidiary to make any Non-NGTV Capital Expenditures in an aggregate amount for Borrower and its Subsidiaries in excess of the corresponding amount set forth in the table below opposite such Fiscal Year:

Fiscal Year	Maximum Non-NGTV Capital Expenditures
2010	$78,300,000
2011	$79,400,000
2012	$69,900,000
2013	$70,100,000
2014	$70,600,000

provided, that (i) for any Fiscal Year, the limitations above shall be increased by any Non-NGTV Carry Forward Amount from the immediately preceding Fiscal Year, but only from the immediately preceding Fiscal Year, (ii) the Non-NGTV Capital Expenditures permitted by this Section shall be increased by 50% of the Net Proceeds of an Equity Issuance less the amount of any such Net Proceeds spent on NGTV Capital Expenditures (provided that any increase in Non-NGTV Capital Expenditures pursuant to this clause (ii) shall permit additional Non-NGTV Capital Expenditures made or committed to be made in writing in the Fiscal Year of such Equity Issuance and to the extent not so made or committed shall be included for purposes of calculating the Non-NGTV Carry Forward Amount); and (iii) Non-NGTV Capital Expenditures made during any Fiscal Year shall be deemed made, first, in respect of amounts permitted for such Fiscal Year as provided in the table above, second, in respect of any amounts for such Fiscal Year permitted by subclause (ii) above, and third, in respect of any Non-NGTV Carry Forward Amount from the immediately preceding Fiscal Year pursuant to subclause (i) above; and provided further that Non-NGTV Capital Expenditures (i) up to an aggregate amount of $1,000,000 incurred directly in connection with the integration of Permitted Acquisitions and (ii) mandated by Governmental Authorities shall not be included in the limitations set forth above.

        SECTION 6.17.    NGTV Capital Expenditures.    (a) The Borrower will not, nor will it cause or permit any Subsidiary to make any NGTV Capital Expenditures in an aggregate amount for Borrower and its Subsidiaries in excess of the corresponding amount set forth in the table below opposite such Fiscal Year:

Fiscal Year	Maximum NGTV Capital Expenditures
2010	$17,900,000
2011	$21,500,000
2012	$29,400,000
2013	$22,300,000
2014	$20,000,000

provided, that (i) for any Fiscal Year, the limitations above shall be increased by any NGTV Carry Forward Amount from the immediately preceding Fiscal Year, but only from the immediately preceding Fiscal Year, (ii) the NGTV Capital Expenditures permitted by this Section shall be increased by 50% of the Net Proceeds of an Equity Issuance less the amount of any such Net Proceeds spent on Non-NGTV Capital Expenditures (provided that any increase in NGTV Capital Expenditures pursuant to this clause (ii) shall permit additional NGTV Capital Expenditures made or committed to be made in writing in the Fiscal Year of such Equity Issuance and to the extent not so made or committed shall be included for purposes of calculating the NGTV Carry Forward Amount); and (iii) NGTV Capital Expenditures made during any Fiscal Year shall be deemed made, first, in respect of amounts permitted for such Fiscal Year as provided in the table above, second, in respect of any amounts for such Fiscal Year permitted by subclause (ii) above, and third, in respect of any Non-NGTV Carry Forward Amount from the immediately preceding Fiscal Year pursuant to subclause (i) above;

        (b)   The Borrower will not commence, nor will it cause or permit any Subsidiary to commence, any Phase III NGTV Capital Expenditures (other than in respect of multi-dwelling units with 16 or more units) unless (x) a supermajority (with the consent of at least two thirds of the total number of directors) of the board of directors of Holdings has affirmatively approved Phase III NGTV Capital Expenditures and determined, in its reasonable business judgment, such Phase III NGTV Capital Expenditures to be in the best interest of Holdings and its Subsidiaries, (y) a supermajority (with the consent of at least two thirds of the total number of directors) of the board of directors of Holdings and the management of Holdings and its Subsidiaries have determined, and a Financial Officer has certified to the lenders in writing that he reasonably believes success-based NGTV Capital Expenditures in comparison with the aggregate revenues, less the related content costs, of the Phase III customers will break even on a cash flow basis within 24 months after the commencement of such NGTV Capital Expenditures and (z) the Total Leverage Ratio as of the end of the immediately preceding Fiscal Quarter is less than the applicable ratio set forth under the heading Ratio B below

Fiscal Quarter Ending:	Ratio A: 12.5%	Ratio B: 15%
December 31, 2010	2.92:1.00	3.01:1.00
March 31, 2011	2.94:1.00	3.03:1.00
June 30, 2011	2.96:1.00	3.04:1.00
September 30, 2011	2.91:1.00	2.99:1.00
December 31, 2011	2.88:1.00	2.96:1.00
March 31, 2012	2.84:1.00	2.93:1.00
June 30, 2012	2.79:1.00	2.88:1.00
September 30, 2012	2.73:1.00	2.81:1.00
December 31, 2012	2.66:1.00	2.74:1.00
March 31, 2013	2.60:1.00	2.68:1.00
June 30, 2013	2.44:1.00	2.51:1.00
September 30, 2013	2.36:1.00	2.43:1.00
December 31, 2013	2.28:1.00	2.35:1.00
March 31, 2014 and Later	2.28:1.00	2.35:1.00

; provided, that, if on any day following the commencement of NGTV Capital Expenditures in connection with Phase III, the Total Leverage Ratio determined as of the last day of the immediately preceding Fiscal Quarter as shown in any report delivered pursuant to Section 5.01 is above the applicable ratio set forth under the heading Ratio A above, the Borrower only will be permitted to continue making further Phase III NGTV Capital Expenditures following delivery of such report if, with respect to the Fiscal Quarter in which such NGTV Capital Expenditures are to be made (A) at such time, a supermajority (with the consent of at least two thirds of the total number of directors) of the board of directors of Holdings has affirmatively approved Phase III NGTV Capital Expenditures and determined, in its reasonable business judgment, such Phase III NGTV Capital Expenditures to be in the best interest of Holdings and its Subsidiaries and (B) the Borrower has repaid the Loans in the aggregate principal amount of 0.25% of the outstanding Loans on the day on which the financial statements with respect to such Fiscal Quarter are delivered as required hereunder.

        (c)   Notwithstanding anything to the contrary in this Section 6.17, in no event shall any Phase III NGTV Capital Expenditures be made with respect to any geographic area outside of Oahu.

ARTICLE VII

Events of Default

        SECTION 7.01.    Events of Default.    If any of the following events ("Events of Default") shall occur:

        (a)   the Borrower shall fail to pay any (i) principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or (ii) interest on any Loan or any fee or any other amount (other than an amount referred to in clause (i) of this clause) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure (with respect solely to this clause (a)(ii)) shall continue unremedied for a period of three (3) Business Days;

        (b)   any representation or warranty made or deemed made by Holdings, the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any certificate furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

        (c)   Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.04 (with respect to the existence of Holdings or the Borrower), 5.10, 5.12, 5.13, 5.14 or in Article VI;

        (d)   any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a) or (c) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will promptly be given at the request of any Lender);

        (e)   Holdings, the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period specified in the agreement or instrument governing such Indebtedness);

        (f)    any event or condition occurs that results in any Material Indebtedness or Indebtedness under the Revolving Loan Facility becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, but after giving effect to all applicable grace periods contained in the applicable instrument) the holder or holders of any Material Indebtedness or Indebtedness under the Revolving Loan Facility or any trustee or agent on its or their behalf to cause any Material Indebtedness or Indebtedness under the Revolving Loan Facility to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

        (g)   an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Subsidiary, or of a substantial part of their respective assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of their respective assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

        (h)   Holdings, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of their respective assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding that would entitle the other party or parties to an order for relief or (v) make a general assignment for the benefit of creditors;

        (i)    one or more judgments for the payment of money in an aggregate amount in excess of $2,500,000 (net of amounts covered by insurance) shall be rendered against Holdings, the Borrower, any Subsidiary and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings, the Borrower or any Subsidiary to enforce any such judgment;

        (j)    an ERISA Event shall have occurred that, when taken individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

        (k)   any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien (perfected as, or having the priority, required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as set forth herein and therein) on any Collateral having, in the aggregate, a value in excess of $1,000,000;

        (l)    a Change in Control shall occur; or

        (m)  any Guarantee under the Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall assert in writing that the Collateral Agreement or any Guarantee thereunder has ceased to be or is not enforceable;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, (i) declare the Loans then outstanding to be due and payable in whole or in part, and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (g) or (h) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (ii) exercise any and all remedies under the Loan Documents and under applicable law available to the Administrative Agent and the Lenders, including without limitation the right to credit bid the aggregate outstanding amount of the principal of and interest on each Loan and all other amounts payable hereunder and under the other Loan Documents. Any payment received as a result of the exercise of remedies hereunder shall be applied in accordance with Section 2.12(b).

ARTICLE VIII

The Agents

        Each of the Lenders hereby irrevocably appoints each of the Administrative Agent, the Collateral Agent as its agent and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

        Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

        The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and no Agent shall be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of its Subsidiaries that is communicated to or obtained by any bank serving as an Agent or any of their Affiliates in any capacity (other than as an Agent). No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Holdings, the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

        Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

        Each Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. The Collateral Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Collateral Agent and the Lenders for purposes of the perfection of all security interests and Liens with respect to the Borrower's and any Loan Party's respective Deposit Accounts and Securities Accounts maintained with, and Cash and cash equivalents held by, such Lender. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

        Effective upon the appointment and acceptance of a successor to such Agent as provided in this paragraph, any Agent may resign upon 30 days notice to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed and such consent not to be required if an Event of Default under clause (a), (g) or (h) of Section 7.01 has occurred and is continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, the retiring Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided herein; provided, that the retiring Agent shall be discharged from its duties and obligations hereunder and the other Loan Documents (except that in the case of possessory Collateral held by the Collateral Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such possessory Collateral solely as nominee and at the expense of the Borrower until such time as a successor Collateral Agent is appointed and the retiring Collateral Agent shall continue to receive the benefit of the provisions of Section 9.03 during such period). Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After any Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

        Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder. Article VIII is subject to revision by the Administrative Agent with the consent of the Borrower (such consent not to be unreasonably withheld).

 ARTICLE IX

Miscellaneous

        SECTION 9.01.    Notices.    (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

            (i)  if to Holdings or the Borrower, to it at 1177 Bishop Street, Honolulu, Hawaii 96813, Attention of Francis Mukai, Corporate Secretary, Telecopy No. 808-546-7621, with a copy to Leonard Klingbaum, Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, Telecopy No. 212-446-6460;

           (ii)  if to the Administrative Agent or Collateral Agent, to Jeffery Rose, Vice President, Wilmington Trust FSB, 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402, Email: jrose@wilmingtontrust.com, Phone: 612-217-5630, Fax: 612-217-5651; with a copy to: Wendy S. Walker, Morgan Lewis & Bockius LLP, 101 Park Avenue, New York, NY 10178, Telecopy No. 212-309-2001;

          (iii)  if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

        (b)   Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

        (c)   Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

        SECTION 9.02.    Waivers; Amendments.    (a) No failure or delay by any Agent or Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

        (b)   Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) create or increase the commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan held by any Lender or reduce the rate of interest thereon or reduce any fees or premium payable hereunder, without the written consent of such Lender, (iii) postpone the final maturity of any Lender's Loans, or any scheduled date of payment of the principal amount of any Lender's Loan under Section 2.04, or any date for the payment of any interest, fees or premium payable to any Lender hereunder (excluding any payment under Section 2.05), or reduce the amount of, waive or excuse any such payment without the written consent of such Lender, (iv) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder or modify the pro rata provisions of Section 2.12, without the written consent of each Lender, (v) release Holdings from its Guarantee under the Collateral Agreement or release a substantial portion of the Guarantees of the Subsidiary Loan Parties under the Collateral Agreement (except as expressly provided therein), or limit its liability in respect of such Guarantee, without the written consent of each Lender, or (vi) release all or substantially all of the Collateral from the Liens of the Security Documents, without the written consent of each Lender; and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent without the prior written consent of such Agent. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Holdings, the Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, each other Agent) if at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

        (c)   If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (vi), inclusive, of the first proviso to Section 9.02(b), the consent of Lenders having more than 50% of the total outstanding Loans at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (i) or (ii) below, to either (i) replace each such non-consenting Lender or Lenders with one or more assignees pursuant to, and with the effect of an assignment under, Section 9.04 so long as at the time of such replacement, each such assignee consents to the proposed change, waiver, discharge or termination or (ii) repay the outstanding Loans of such Lender that gave rise to the need to obtain such Lender's consent; provided (A) that, unless the Loans that are repaid pursuant to the preceding clause (ii) are immediately replaced in full at such time through the addition of new Lenders or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to the preceding clause (ii), Lenders having more than 50% of the outstanding Loans at such time (determined after giving effect to the proposed action) shall specifically consent thereto (B) any such assignee shall be reasonably acceptable to the Administrative Agent to the extent that such assignment would require the consent of the Administrative Agent pursuant to Section 9.04 and (C) any such replacement or termination transaction described above shall be effective on the date notice is given of the relevant transaction and shall have a settlement date no earlier than five (5) Business Days and no later than 90 days after the relevant transaction; provided further that the Borrower shall not have the right to replace a Lender or repay its Loans solely as a result of the exercise of such Lender's rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 9.02(b).

        (d)   Without the consent of the Lenders, the Loan Parties and the Administrative Agent may (in their sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect, any security interest for the benefit of the Secured Parties in any Collateral, or so that the security interests therein comply with applicable law.

        SECTION 9.03.    Expenses; Indemnity; Damage Waiver.    (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable fees, charges and disbursements of transaction and documentation counsel for the Agents and such other local counsel and special counsel as may be required in the reasonable judgment of the Agents, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Agents or any Lender (including the reasonable fees, charges and disbursements of transaction and documentation counsel for the Agents and any Lender and such other local counsel and special counsel as may be required in the reasonable judgment of the Agents) in connection with documentary Taxes or the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

        (b)   The Borrower shall indemnify the Agents and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of counsel (including such other local counsel and special counsel as may be required in the reasonable judgment of the Agents), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of any actions, judgments, suits, litigations or investigations of any kind or nature whatsoever, arising out of or in connection with (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether instituted by any Loan Party or whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Indemnitee's (or such Indemnitee's Related Parties) breach of its Obligations under the Loan Documents or from the gross negligence or willful misconduct of such Indemnitee (or such Indemnitee's Related Party).

        (c)   To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent in its capacity as such. For purposes hereof, a Lender's "pro rata share" with respect to payments to any Agent shall be determined based upon its share of the sum of the total outstanding Loans.

        (d)   To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

        (e)   All amounts due under this Section shall be payable not later than 10 days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

        SECTION 9.04.    Successors and Assigns.

        (a)   This Agreement shall be binding upon and inure to the benefit of Holdings, the Borrower, the Lenders, the Agents, all future holders of the Loans and their respective successors and permitted assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents and each Lender.

        (b)   Any Lender may, without the consent of the Borrower or any other Person, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities which are not Designated Entities and which do not engage in business, and are not Controlled by any Person that, directly or indirectly, engages in business which competes in Hawaii with the Permitted Business of the Borrower (each, a "Participant") participating interests in any Loan owing to such Lender or any other interest of such Lender hereunder and under the other Loan Documents; provided that in no event shall any Loan Party become a Participant without the prior written consent of the Agents and each Lender. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 9.02. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, however, that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 2.12(c) as fully as if such Participant were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.09, 2.10 and 2.11 with respect to its participation in the Loans outstanding from time to time as if such Participant were a Lender; provided, however, that, in the case of Section 2.11, such Participant shall have complied with the requirements of said Section, and provided further that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. In addition, each transferor Lender selling a participation to a Participant under this Section 9.04(b): (i) shall keep a register, meeting the requirements of Treasury Regulation section 5f.103-1(c), of each such Participant, specifying such Participant's entitlement to payments of principal and interest with respect to such participation, and (ii) shall collect from each such Participant the appropriate forms, certificates and statements described in Section 2.11 (and updated as required by Section 2.11) as if such Participant were a Lender under Section 2.11.

        (c)   Any Lender (an "Assignor") may, in accordance with applicable law, at any time and from time to time assign to any Lender or any Affiliate (other than any Loan Party), Approved Fund or Controlled Affiliate (other than any Loan Party, any Designated Entity or any Person that engages in business which competes in Hawaii with the Permitted Business of the Borrower) thereof or, with the consent of the Borrower and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed), to an additional Eligible Assignee all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Assumption, executed by such Eligible Assignee and such Assignor (and, where the consent of the Borrower or the Administrative Agent is required pursuant to the foregoing provisions, by the Borrower and such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that (A) no such assignment to an Eligible Assignee (other than, in each case, any Lender, any affiliate of a Lender or any Approved Fund) shall be in an aggregate principal amount of less than $1,000,000 (in the case of the Loans), unless (1) otherwise agreed by the Borrower and the Administrative Agent or (2) such assignment represents an assignment of all of a Lender's interests under this Agreement; provided that such amount shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any, (B) if the Assignor shall retain any Loans after giving effect to such assignment such Loans shall, unless otherwise agreed by the Borrower and the Administrative Agent, be in an aggregate principal amount of not less than $1,000,000 (in the case of the Loans) and (C) in no event shall any Lender assign to any Loan Party all or any part of its rights and obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender. Upon such execution, delivery, acceptance and recording in the Register, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Eligible Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor's rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to 2.09, 2.10, 2.11 and 9.03 in respect of the period prior to such effective date). Notwithstanding any provision of this Section, the consent of the Borrower shall not be required for any assignment that occurs at any time when any Event of Default pursuant to clauses (a), (g) or (h) of Section 7.01 shall have occurred and be continuing. For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments to or by two or more Approved Funds shall be aggregated.

        (d)   The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 9.01 a copy of each Assignment and Assumption delivered to it and a register (the "Register") for the recordation of the name and address of each Lender, each Lender's interest in each Loan, and in the right to receive any payments hereunder and any assignment of any such interest or rights. The entries in the Register shall be presumptively correct, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans, any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Assumption; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Eligible Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked "canceled". The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender's Loans) at any reasonable time and from time to time upon reasonable prior notice.

        (e)   Upon its receipt of an Assignment and Assumption executed by an Assignor and an Eligible Assignee (and, in any case where the consent of any other Person is required by Section 9.04(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (if required by the Administrative Agent and, in any case treating multiple, simultaneous assignments by or to two or more Approved Funds as a single assignment), the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Note or Notes of the assigning Lender) a new Note or Notes, to the order of such Eligible Assignee and its registered assigns in an amount equal to the Loans, as the case may be, assumed or acquired by it pursuant to such Assignment and Assumption and, if the Assignor has retained Loans, upon request, a new Note or Notes, as the case may be, to the order of the Assignor and its registered assigns in an amount equal to the Loans, as the case may be, retained by it hereunder. Such new Note or Notes shall be dated the Effective Date and shall otherwise be in the form of the Note or Notes replaced thereby.

        (f)    For the avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including any pledge or assignment by a Lender of any Loan or Note to (i) any Federal Reserve Bank in accordance with applicable law, (ii) any holder of, or trustee for the benefit of, the holders of such Lender's securities or (iii) any SPC to which such Lender granted an option pursuant to clause (g) below.

        (g)   Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPC"), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 9.04(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided, however, that non-public information with respect to the Borrower may be disclosed only with the Borrower's consent which will not be unreasonably withheld. This paragraph (g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment. In addition, each Granting Lender granting an SPC the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, (i) shall keep a register, meeting the requirements of Treasury Regulation section 5f.103-1(c), of each SPC which has funded all or any part of any Loan that such Lender would have otherwise been obligated to make to the Borrower pursuant to this Agreement, specifying such SPC's entitlement to payments of principal and interest with respect to such Loan and (ii) shall collect, prior to the time such SPC receives payments with respect to such funded Loan, from each SPC the appropriate forms, certificates and statements described in Section 2.11 (and updated as required by Section 2.11) as if such SPC were a Lender under Section 2.11, and each SPC that assigns all or a portion of its interests in any Loan to any financial institution pursuant to this Section 9.04(g), (i) shall keep a register, meeting the requirements of Treasury Regulation section 5f.103-1(c), of each such financial institution, specifying such financial institution's entitlement to payments of principal and interest with respect to such Loan and (ii) shall collect, prior to the time such financial institution receives payments with respect to such funded Loan, from each such financial institution the appropriate forms, certificates and statements described in Section 2.11 (and updated as required by Section 2.11) as if such financial institution were a Lender under Section 2.11.

        SECTION 9.05.    Survival.    All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the conversion of the Original Loans and the Prepetition Swap Contracts to the Loans hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.09, 2.10, 2.11 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

        SECTION 9.06.    Counterparts; Integration; Effectiveness.    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

        SECTION 9.07.    Severability.    Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

        SECTION 9.08.    Right of Setoff.    If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

        SECTION 9.09.    Governing Law; Jurisdiction; Consent to Service of Process.    (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

        (b)   Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Holdings, the Borrower or its properties in the courts of any jurisdiction.

        (c)   Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

        (d)   Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

        SECTION 9.10.    WAIVER OF JURY TRIAL.    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        SECTION 9.11.    Headings.    Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

        SECTION 9.12.    Confidentiality.    Each Agent and Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, trustees, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and obligated to keep such Information confidential),

(b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) to any pledgee under Section 9.04(f) or any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (iii) any rating agency or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent or any Lender on a non-confidential basis from a source other than Holdings or the Borrower. For the purposes of this Section, "Information" means all information received from Holdings or the Borrower relating to Holdings or the Borrower or its business, other than any such information that is available to the Agent or any Lender on a non-confidential basis prior to disclosure by Holdings or the Borrower; provided that, in the case of information received from Holdings or the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

        SECTION 9.13.    Interest Rate Limitation.    Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

        SECTION 9.14.    Termination or Release.    (a) At such time as the Loans, all accrued interest and fees under this Agreement, and all other obligations under the Loan Documents (other than obligations under Sections 2.09, 2.11, and 9.03 that are not then due and payable) shall have been paid in full in Cash, the Collateral shall be released from the Liens created by the Security Documents, and the obligations (other than those expressly stated to survive termination) of the Collateral Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

        (b)   A Subsidiary Loan Party shall automatically be released from its obligations under the Collateral Agreement and the security interests in the Collateral of such Subsidiary Loan Party shall be automatically released upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary of the Borrower.

        (c)   Upon any sale or other transfer by any Loan Party of any Collateral that is permitted under this Agreement to any Person that is not a Loan Party, or upon the effectiveness of any written consent to the release of the security interest granted by the Collateral Agreement in any Collateral pursuant to Section 9.02 of this Agreement, the security interest in such Collateral shall be automatically released.

        (d)   In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 9.14, the Collateral Agent shall execute and deliver to any Loan Party at such Loan Party's expense all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 9.14 shall be without recourse to or warranty by the Collateral Agent or any Lender.

        SECTION 9.15.    USA Patriot Act.    Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Patriot Act") hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

        SECTION 9.16.    Intercreditor Agreement.    Each of the Lenders hereby acknowledges that it has received and reviewed a copy of the Intercreditor Agreement and agrees to be bound by the terms thereof. Without limiting the generality of the foregoing, each Lender hereby authorizes and directs the Administrative Agent to enter into the Intercreditor Agreement on behalf of such Lender and agrees that the Administrative Agent may take such actions on its behalf as are contemplated by the Intercreditor Agreement.

        SECTION 9.17.    Distribution Agent.    For purposes of making distributions in respect of Senior Secured Claims described and defined in the Plan of Reorganization, Loans outstanding pursuant to this Agreement shall initially be held by the Distribution Agent, on behalf of the Lenders, pursuant to Article VII.B.2 of the Plan of Reorganization. Such Loans shall be distributed to a Lender upon: (i) receipt of an executed signature page to this Agreement from such Lender, (ii) receipt of other documentation satisfactory to the Distribution Agent from such Lender or (iii) as otherwise directed by the Distribution Agent (each, a "Distribution Condition"). Prior to any Lender's satisfaction of a Distribution Condition, the Distribution Agent shall receive and hold all payments and other amounts or distributions received from Administrative Agent or the Borrower on behalf of such Lender pursuant to the terms of this Agreement. Following the Effective Date, to the extent that any Lender has not already satisfied the Distribution Condition, the Distribution Agent will provide notice to the Administrative Agent (or its counsel) of each Lender's satisfaction of the Distribution Condition and the Distribution Agent shall promptly provide any amounts held by the Distribution Agent on such Lender's behalf to such Lender. Each Lender who has satisfied the Distribution Condition shall be recognized by the Administrative Agent as a Lender for all purposes under the Loan Documents. Upon satisfaction by each entity which is a Lender on Effective Date of the Distribution Condition, the Distribution Agent shall have no further obligations or duties under this Agreement.

[Remainder of Page Intentionally Blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HAWAIIAN TELCOM COMMUNICATIONS, INC., as the Borrower
By	/s/ Robert Reich
	Name:	Robert Reich
	Title:	SVP & Chief Financial Officer
HAWAIIAN TELCOM HOLDCO, INC., as Holdings
By	/s/ Robert Reich
	Name:	Robert Reich
	Title:	SVP & Chief Financial Officer

[SIGNATURE PAGE TO HAWAIIAN TELCOM CREDIT AGREEMENT]

WILMINGTON TRUST FSB, as Administrative Agent and Collateral Agent,
By	/s/ Jeffery Rose
	Name:	Jeffery Rose
	Title:	Vice President

[SIGNATURE PAGE TO HAWAIIAN TELCOM CREDIT AGREEMENT]

LEHMAN COMMERCIAL PAPER INC., as Distribution Agent
By	/s/ Randall Braunfeld
	Name:	Randall Braunfeld
	Title:	Authorized Signatory

[SIGNATURE PAGE TO HAWAIIAN TELCOM CREDIT AGREEMENT]

 Schedule C

Designated Entities

        Sandwich Isles Communications, Inc. and any Subsidiary or Affiliate thereof.

        Pacific LightNet Inc. dba Wavecom Solutions, and any Subsidiary or Affiliate thereof

        TW Telecom, Inc. and any Subsidiary or Affiliate thereof

        Time Warner Cable, Inc. and any Subsidiary or Affiliate thereof

4

 Schedule 2.01

Loans and Lenders

LENDER	LOAN ($)
CERBERUS SERIES FOUR HOLDINGS	18,695,607
CREDIT SUISSE LOAN FUNDING LLC	24,286,838
SUNRISE PARTNERS L.P.	16,988,965
WEXFORD SPECTRUM INVESTORS LLC	16,877,306
FLAGSTICK ENHANCED CREDIT MASTER FUND, LTD.	12,334,001
SCHULTZE MASTER FUND, LTD	1,615,831
LOOMIS SAYLES BOND FUND	12,129,970
TWIN HAVEN SPECIAL OPP FD III	9,750,790
CS SPV TRES, LLC	1,861,887
GANNETT PEAK CLO I, LTD.	8,787,153
LOOMIS SAYLES STRATEGIC INC FD	8,511,351
RABOBANK	8,409,269
MCDONNELL LOAN OPPORTUNITY LTD	7,584,061
CONTINENTAL CASUALTY	7,466,901
TENNENBAUM OPPORT PTNERS V LP	6,538,964
O'CONNOR CAP STRUC OPP MST LTD	6,137,082
WIND RIVER CLO I LTD	5,989,577
WIND RIVER CLO II—TATE INV	5,989,577
AMERICAN HIGH-INCOME TRUST	4,518,164
LENADO DP, SERIES A OF LENADO	919,638
DEBELLO INVESTORS	3,715,161
SPECIAL VALUE OPPORTUNITIES FD	3,257,312
BARCLAYS	5,973,170
E.N. INVESTMENT CO.	4,172,588
SOLA, LTD	3,155,543
FAIRWAY LOAN FUNDING COMPANY	2,581,808
ARROW DISTRESSED SECURITIES FD	985,586
SOL LOAN FUNDING LLC	2,267,059
SOLUS CORE OPP MST FUND LTD	2,789,667
PORTOLA CLO, LTD.	1,944,763
GALLATIN CLO II 2005-1 LTD.	1,910,951
VAIL CREDIT OPPORTUNITIES FUND	368,492
PRUDENTIAL INSURANCE	1,721,205
SOUTHPORT CLO, LTD.	1,656,458
GALLATIN CLO III 2007-1, LTD.	1,624,084
SPECIAL VALUE EXPANSION FUND,L	1,374,393
LOOMIS SAYLES SR LOAN FUND,LLC	1,479,725
ING INTL (II) SENIOR LOANS	1,302,595
LOAN FUNDING III (DELAWARE)	1,290,904
MAYPORT CLO LTD.	1,290,904
APOSTLE LOOMIS SAYLES SENIOR	1,279,723
AMERICAN FUNDS INS. SER. HIBF	1,140,299
BOND FUND OF AMERICA	1,075,753
DRYDEN XI LEVERAGED LOAN CDO	1,046,273
ING PRIME RATE TRUST	938,165
ING SENIOR INCOME FUND	938,165

5

LENDER	LOAN ($)
LOAN FUNDING V LLC	928,351
DRYDEN XVI—LEVERAGED LN 2006	860,951
GENESIS CLO 2007-2 LTD	860,603
GRAYSTON CLO II 2004-1 LTD.	860,603
PIMCO FLOATING INCOME FUND	860,603
AVIVA LIFE & ANNUITY COMPANY	860,603
PROASSURANCE CASUALTY COMPANY	795,855
ATLANTIS FUNDING LTD.	717,169
CENTURION CDO VII, LTD.	717,169
DRYDEN VII—LEV LOAN CDO 2004	717,169
NATIXIS LOOMIS SAYLES SR LN FD	712,582
TRALEE CDO I LTD.	633,383
SHINNECOCK CLO 2006-1 LTD.	575,173
DRYDEN XVIII LEVERAGED LN 2007	573,735
GALLATIN FUNDING I LTD.	573,735
OBSIDIAN MASTER FUND	573,735
PIMCO PRIVATE HIGH YIELD PORTF	573,735
VERITAS CLO II, LTD	573,735
MALIBU CBNA LOAN FUNDING LLC	568,635
CENTURION CDO 9, LIMITED	523,533
CENT CDO 15 LIMITED	522,879
PIMCO DIVERSIFIED INCOME FUND	487,675
DRYDEN VIII—LEV LOAN CDO 2005	483,494
CENT CDO XI, LIMITED	458,988
RIVERSOURCE BD SERIES—RFLRTFD	451,816
APOSTLE LOOMIS SAYLES CR OPP	406,184
ILLINOIS STATE BOARD OF INVEST	397,255
CENT CDO 12 LTD	394,443
CENTURION CDO 8, LTD.	394,443
CENT CDO 14 LIMITED	315,554
AMERIPRISE FINANCIAL INC.	287,587
LOOMIS SAYLES LEV SR LFL	287,587
MO PSRS-FLOATING INCOME	286,868
MSMM FUND PLC—GLOBAL HIGH	286,868
PIMCO CAYMAN BANK LOAN FUND	286,868
CENT CDO 10 LIMITED	258,181
CENTURION CDO VI	258,181
LOOMIS SAYLES FIXED INCOME FD	241,769
HAWAII NATIONAL BANK	228,063
AMERICAN FUNDS INS SER-AST AL	215,151
CAPITAL WORLD BOND FUND, INC	215,151
AMERIPRISE CERTIFICATE COMPANY	100,404
LOOMIS SAYLES INST HIGH INC FD	78,893
LOOMIS SAYLES HIGH INC OP FD	30,539
LOOMIS SAYLES GLOBAL MKTS FD	28,697
LOOMIS SAYLES HIGH INCOME FD	17,815
RIVERSOURCE STRAT ALLOC SERIES	14,343
AMERICAN FUNDS INS. SER GL BF	7,172
GOLDMAN SACHS BANK (USA)	5,810,854
BLACKROCK FUNDS HY BOND PORT	3,645,977

6

LENDER	LOAN ($)
BLACKROCK DEBT STR FND INC	3,418,104
INVESCO VKM DYNAMIC CREDIT OPP	2,397,371
BLACKROCK HIGH INCOME FUND	2,392,673
GENESIS CLO 2007-1 LTD.	1,963,661
USAA MUTUAL FD TR, USAA HY OPP	1,519,157
BLACKROCK LIMITED DURATION INC	1,441,831
MASTER SENIOR FLOATING RATE	1,425,888
CONFLUENT 4 LIMITED	1,272,890
LOOMIS SAYLES CLO I LTD.	1,272,890
BLACKROCK DIV INC STRAT FUND	1,139,368
BALLYROCK CLO 2006-2 LTD	1,117,346
BALLYROCK CLO III LIMITED	1,117,346
BLACKROCK FLOATING RATE INC TR	914,316
FIDELITY ADV SER I: FAFRHIF	904,517
SERVES 2006-1 LTD.	868,593
INVESCO PRIME INCOME TR	856,204
PPM MONARCH BAY FUNDING LLC	848,593
MET INVESTORS ST—BLACKROCK HY	797,556
MCDONNELL BNK LOAN SEL MSTR FD	750,718
BALLYROCK CLO 2006-1 LTD.	744,898
BALLYROCK CLO II LIMITED	744,898
AIMCO CLO, SERIES 2005-A	642,153
AIMCO CLO, SERIES 2006-A	642,153
MISSOURI ST. EMPL. RET. SYSTEM	569,684
PRIMUS CLO I LTD.	428,102
CALLIDUS DEBT PARTNERS CLO VI	427,300
ING INV. MGMT. CLO III LTD.	426,493
ING INVESTMENT MGT. CLO V, LTD	425,956
BLACKROCK DEFINED OPP CDT TRUS	379,789
CALLIDUS DEBT PART CLO FUND II	212,939
CALLIDUS DEBT PART CLO FND III	195,152
BLACKROCK SR FLOAT RATE PORT	107,026

7

 Schedule 3.05(c)

Real Property

        The following real property is owned by the Borrower and its Subsidiaries:

    See Annex A.

        The following real property is leased by the Borrower and its Subsidiaries:

    See Annex B.

8

 Schedule 3.06

Disclosed Matters

        None.

9

 Schedule 3.14

Subsidiaries

Subsidiary	Jurisdiction of Incorporation	Ownership Interest	Subsidiary Loan Party
Hawaiian Telcom Communications, Inc.	Delaware	100% of common stock owned by Hawaiian Telcom Holdco, Inc.	N/A
Hawaiian Telcom, Inc.	Hawaii	100% of common stock owned by Hawaiian Telcom Communications, Inc.	Yes
Hawaiian Telcom Services Company, Inc.	Delaware	100% of common stock owned by Hawaiian Telcom Communications, Inc.	Yes
Hawaiian Telcom IP Video Investment, LLC	Hawaii	100% of membership interests by Hawaiian Telcom Services Company, Inc.	Yes
Hawaiian Telcom IP Video Research, LLC	Hawaii	100% of membership interests by Hawaiian Telcom IP Video Investment, LLC	Yes
Hawaiian Telcom IP Service Delivery Investment, LLC	Hawaii	100% of membership interests by Hawaiian Telcom Services Company, Inc.	Yes
Hawaiian Telcom IP Service Delivery Research, LLC	Hawaii	100% of membership interests by Hawaiian Telcom IP Service Delivery Investment, LLC	Yes
Hawaiian Telcom Insurance Company, Incorporated	Hawaii	100% of common stock owned by Hawaiian Telcom, Inc.	No

10

 Schedule 6.01

Existing Indebtedness

        See Annex C.

11

 Schedule 6.04

Existing Investments

1.
Hawaiian Telcom, Inc. owns 100% of the outstanding common stock of Hawaiian Telcom Insurance Company, Incorporated

12

 Schedule 6.05(f)

Plan of Reorganization Asset Sales

        Consolidation, rationalization and disposition of certain of the Borrower's baseyard and warehouse facilities, as set forth in the Plan, with an estimated net realizable value of $20 million.

13

 Schedule 6.10

Existing Restrictions

        Decision and Order before the Public Utilities Commission of the State of Hawaii, dated September 22, 2010, In the Matter of the Application of Hawaiian Telcom, Inc. and Hawaiian Telcom Services Company, Inc. For an Order Approving the Joint Chapter 11 Plan of Reorganization Of Hawaiian Telcom Communications, Inc. and its Debtor Affiliates, Including Certain Security Arrangements.

14

EXHIBIT A
TO
SENIOR SECURED LOAN AGREEMENT

[FORM OF]

ASSIGNMENT AND ASSUMPTION

        This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Assignment Effective Date set forth below and is entered into by and between [the][each](2) Assignor identified in item 1 below ([the][each, an] "Assignor") and [the][each](3) Assignee identified in item 2 below ([the][each, an] "Assignee"). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](4) hereunder are several and not joint.](5). Capitalized terms used but not defined herein shall have the meanings given to them in the Senior Secured Loan Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

(2)
For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

(3)
For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

(4)
Select as appropriate.

(5)
Include bracketed language if there are either multiple Assignors or multiple Assignees.

        For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor's][the respective Assignors'] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] "Assigned Interest"). Each such sale and assignment is without recourse

1

to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s] :

2.	Assignee[s] :

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]
3.

Credit Agreement:    Reference is made to the Senior Secured Loan Agreement, dated as of October 28, 2010 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Hawaiian Telcom Communications, Inc., a Delaware corporation (the "Borrower"), Hawaiian Telcom Holdco, Inc., a Delaware corporation ("Holdings"), the several banks and other financial institutions or entities from time to time parties thereto (the "Lenders") and Wilmington Trust FSB, as Administrative Agent and Collateral Agent.

4.	Assigned Interest[s]:

Assignor[s](6)	Assignee[s](7)	Aggregate Amount of Loans for all Lenders(8)	Amount of Loans Assigned(8)	Percentage Assigned of Loans(9)		CUSIP Number
	$	$			%
	$	$			%
	$	$			%

(6)
List each Assignor, as appropriate.

(7)
List each Assignee, as appropriate.

(8)
Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(9)
Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

[5.	Trade Date:	](10)
(10)	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.
6.	Effective Date of Assignment: , 20 (the "Assignment Effective Date") [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Signature Pages Follow]

2

        The terms set forth in this Assignment and Assumption are hereby agreed to:

[Name of Assignee](11)		[Name of Assignor](12)
By:		By:
	Title:		Title:
[Name of Assignee]		[Name of Assignor]
By:		By:
	Title:		Title:

(11)
Add additional signature blocks as needed.

(12)
Add additional signature blocks as needed.

3

Accepted and Consented To:	Consented To:
[WILMINGTON TRUST FSB], as Administrative Agent	HAWAIIAN TELCOM COMMUNICATIONS, INC., as Borrower
By:	By:
Title:	Title:

4

 EXECUTION COPY

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

        1.    Representations and Warranties.

          1.1    Assignor[s].    [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

          1.2.    Assignee[s].    [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to the Credit Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

        2.    Payments.    From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][relevant] Assignor for amounts which have accrued to but excluding the Assignment Effective Date and to the Assignee for amounts which have accrued from and after the Assignment Effective Date.

        3.    General Provisions.    This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

 EXHIBIT D

PERFECTION CERTIFICATE

        Reference is made to the Senior Secured Loan Agreement dated as of October 28, 2010 (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement"), among Hawaiian Telcom Communications, Inc. (the "Borrower"), Hawaiian Telcom Holdco, Inc. ("Holdings"), the lenders from time to time party thereto (the "Lenders"), Wilmington Trust FSB, as Administrative Agent (in such capacity, the "Administrative Agent") and Collateral Agent for the Lenders, and the other Agents party thereto. Capitalized terms used but not defined herein have the meanings assigned in the Loan Agreement or the Collateral Agreement referred to therein, as applicable.

        The undersigned, a Financial Officer of the Borrower and Holdings, hereby certify to the Administrative Agent and each other Secured Party as follows:

        1.    Names.    (a) The exact legal name of each Grantor, as such name appears in its respective certificate of formation, is as follows:

        See Schedule 1(a)

        (b)   Set forth below is each other legal name each Grantor has had in the past five years, together with the date of the relevant change:

        See Schedule 1(b)

        (c)   Except as set forth in Schedule 1 hereto, no Grantor has changed its identity or corporate structure in any way within the past five years. Changes in identity or corporate structure would include mergers, consolidations and acquisitions, as well as any change in the form, nature or jurisdiction of organization. If any such change has occurred, include in Schedule 1 the information required by Sections 1 and 2 of this certificate as to each acquiree or constituent party to a merger or consolidation.

        See Schedule 1(c)

        (d)   The following is a list of all other names (including trade names or similar appellations) used by each Grantor or any of its divisions or other business units in connection with the conduct of its business or the ownership of its properties at any time during the past five years:

        See Schedule 1(d)

        (e)   Set forth below is the Organizational Identification Number, if any, issued by the jurisdiction of formation of each Grantor that is a registered organization:

        See Schedule 1(e)

        (f)    Set forth below is the Federal Taxpayer Identification Number of each Grantor:

        See Schedule 1(f)

        2.    Current Locations.    (a) The chief executive office of each Grantor is located at the address set forth opposite its name below:

Grantor	Mailing Address	County	State

        See Schedule 2(a)

        (b)   The jurisdiction of formation of each Grantor that is a registered organization is set forth opposite its name below:

Grantor:	Jurisdiction:

        See Schedule 2(b)

        (c)   Set forth below opposite the name of each Grantor are all the locations where such Grantor maintains Equipment or other tangible Collateral (other than the network equipment and telephone poles, telephone lines and other similar equipment owned by Hawaiian Telcom, Inc. situated throughout the State of Hawaii) which are not identified above, and all such Equipment and other tangible Collateral having a fair market value in excess of $100,000 is included in such list:

Grantor	Mailing Address	County	State

        See Schedule 2(c)

        (d)   Set forth below is a list of all real property held by each Grantor, the name of the Grantor that owns said property and the fair market value apportioned to such site:

Address	Owned/Leased	Entity	Value

        See Schedule 2(d)

        (e)   Set forth below opposite the name of each Grantor are the names and addresses of all Persons other than such Grantor that have possession of any of the Collateral of such Grantor (other than the network equipment and telephone poles, telephone lines and other similar equipment owned by Hawaiian Telcom, Inc. situated throughout the State of Hawaii) which are not identified above, and all such Equipment and other tangible Collateral having a fair market value in excess of $100,000 is included in such list:

Grantor	Mailing Address	County	State

        See Schedule 2(e)

        3.    Unusual Transactions.    All Accounts have been originated by the Grantors and all Inventory has been acquired by the Grantors in the ordinary course of business.

        4.    File Search Reports.    File search reports have been obtained from each Uniform Commercial Code filing office identified with respect to such Grantor in Section 2 hereof, and such search reports reflect no liens against any of the Collateral other than those permitted under the Credit Agreement.

        5.    UCC Filings.    Financing statements in substantially the form of Schedule 5 hereto have been prepared for filing in the proper Uniform Commercial Code filing office in the jurisdiction in which each Grantor is located and, to the extent any of the collateral is comprised of fixtures, timber to be cut or as extracted collateral from the wellhead or minehead, in the proper local jurisdiction, in each case as set forth with respect to such Grantor in Section 2 hereof.

        6.    Schedule of Filings.    Attached hereto as Schedule 6 is a schedule setting forth, with respect to the filings described in Section 5 above, each filing and the filing office in which such filing is to be made.

        7.    Stock Ownership and other Equity Interests.    Attached hereto as Schedule 7 is a true and correct list of all the issued and outstanding stock, partnership interests, limited liability company membership interests or other equity interest of the Borrower and each Subsidiary and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests. Also set forth on Schedule 7 is each equity investment of Holdings, the Borrower or any Subsidiary that represents 50% or less of the equity of the entity in which such investment was made.

        8.    Debt Instruments.    Attached hereto as Schedule 8 is a true and correct list of all promissory notes and other evidence of indebtedness held by Holdings, the Borrower and each Subsidiary that are required to be pledged under the Collateral Agreement, including all intercompany notes between Holdings and each Subsidiary of Holdings and each Subsidiary of Holdings and each other such Subsidiary.

        9.    Mortgage Filings.    Attached hereto as Schedule 9 is a schedule setting forth, with respect to each Mortgaged Property, (a) the exact name of the Person that owns such property as such name appears in its certificate of incorporation or other organizational document, (b) if different from the name identified pursuant to clause (a), the exact name of the current record owner of such property reflected in the records of the filing office for such property identified pursuant to the following clause and (c) the filing office in which a Mortgage with respect to such property must be filed or recorded in order for the Administrative Agent to obtain a perfected security interest therein.

        10.    Intellectual Property.    Attached hereto as Schedule 10(A) in proper form for filing with the United States Patent and Trademark Office is a schedule setting forth all of each Grantor's: (i) Patents and Patent Applications, including the name of the registered owner, type, registration or application number and the expiration date (if already registered) of each Patent and Patent Application owned by any Grantor; (ii) Trademarks and Trademark Applications, including the name of the registered owner, the registration or application number and the expiration date (if already registered) of each Trademark and Trademark application owned by any Grantor. Attached hereto as Schedule 10(B) in proper form for filing with the United States Copyright Office is a schedule setting forth all of each Grantor's Copyrights and Copyright Applications, including the name of the registered owner, title, the registration number or application number and the expiration date (if already registered) of each Copyright or Copyright Application owned by any Grantor.

        11.    Bank Accounts.    Attached hereto as Schedule 11 is a list of all depositary and other accounts (including securities and commodities accounts) maintained by each Grantor, including as to each such account, the account number, the account bank, the name of the account holder, the type or purpose of the account and the account balance as of August 31, 2010.

        12.    Commercial Tort Claims.    Attached hereto as Schedule 12 is a list of all commercial tort claims with an estimated recovery value in excess of $100,000 held by each Grantor as of the date hereof.

        IN WITNESS WHEREOF, the undersigned have duly executed this certificate as of the date first written above.

HAWAIIAN TELCOM COMMUNICATIONS, INC.,
by

Name:
Title:
HAWAIIAN TELCOM HOLDCO, INC.,
by

Name:
Title:

 EXHIBIT E

Form of Affiliate Subordination Agreement

AFFILIATE SUBORDINATION AGREEMENT

        AFFILIATE SUBORDINATION AGREEMENT dated as of October 28, 2010 (this "Agreement"), among the subordinated lenders listed on Schedule I hereto (each a "Subordinated Lender" and collectively, the "Subordinated Lenders"), HAWAIIAN TELCOM HOLDCO, INC., a Delaware corporation ("Holdings"), HAWAIIAN TELCOM COMMUNICATIONS, INC., a Delaware corporation (the "Borrower") and each Subsidiary listed on Schedule II hereto (together with Holdings and the Borrower, each a "Subordinated Borrower" and collectively, the "Subordinated Borrowers") and WILMINGTON TRUST FSB, in its capacity as administrative agent (the "Administrative Agent") under the Loan Agreement (as defined below), for the benefit of the Senior Lenders (as defined below).

        Reference is made to the Senior Secured Loan Agreement dated as of October 28, 2010 (as amended, supplemented, increased, extended or otherwise modified from time to time, the "Loan Agreement") among Holdings, the Borrower, the lenders from time to time parties thereto (the "Senior Lenders"), the Administrative Agent and the other Agents party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

        The ability under the Loan Agreement of any Subordinated Borrower to incur Indebtedness to any Subordinated Lender is conditioned upon the execution and delivery by such Subordinated Lender and each Subordinated Borrower of an agreement in the form hereof pursuant to which such Subordinated Lender agrees to subordinate its rights with respect to the Subordinated Obligations (as defined below) to the rights of the Senior Lenders under the Loan Agreement, all on the terms set forth herein.

        Accordingly, each Subordinated Lender, each Subordinated Borrower and the Administrative Agent, on behalf of itself and each Senior Lender (and each of their respective successors or assigns), hereby agrees as follows:

        1.    Subordination.    (a) Each Subordinated Lender hereby agrees that all its right, title and interest in and to the Subordinated Obligations shall be subordinate and junior in right of payment to the rights of the Senior Lenders in respect of the Obligations of the Borrower arising under the Loan Agreement or the other Loan Documents, including the payment of principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Holdings, the Borrower or any Subsidiary whether or not a claim for post-filing interest is allowed or allowable in any such proceeding), fees, charges, expenses, indemnities, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof (collectively, the "Senior Obligations"). For purposes hereof, "Subordinated Obligations" means all obligations of each Subordinated Borrower to each Subordinated Lender in respect of loans, advances, extensions of credit or other Indebtedness, including in respect of principal, premium (if any), interest, fees, charges, expenses, indemnities, reimbursement obligations and other amounts payable in respect thereof.

        (b)   Each Subordinated Borrower and each Subordinated Lender agrees (in each case solely with respect to the Subordinated Obligations in respect of which it is the obligor or obligee, as the case may be, and solely with respect to each Subordinated Borrower or Subordinated Lender that is its counterparty on such Subordinated Obligations) that no payment (whether directly, by purchase, redemption or exercise of any right of setoff or otherwise) in respect of the Subordinated Obligations, whether as principal, interest or otherwise, and whether in cash, securities or other property, shall be made by or on behalf of any Subordinated Borrower or received, accepted or demanded, directly or indirectly, by or on behalf of any Subordinated Lender at any time when an "Event of Default" exists as defined under the Loan Agreement and the Borrower has received a written notice from the Administrative Agent prohibiting any further payment in respect of the Subordinated Obligations so long as any such Event of Default is continuing (provided that such notice shall not be required to be given (and no such payment may be made) if the Event of Default is of the type set forth in Section 7.01(a), (g), or (h) of the Loan Agreement).

        (c)   Upon any distribution of the assets of any Subordinated Borrower or upon any dissolution, winding up, liquidation or reorganization of any Subordinated Borrower, whether in bankruptcy, insolvency, reorganization, arrangement or receivership proceedings or otherwise, or upon any assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any Subordinated Borrower, or otherwise:

            (i)  the Senior Lenders shall first be entitled to receive payment in full in cash or immediately available funds of the Senior Obligations (whenever arising) (other than indemnification obligations and other contingent obligations not then due and payable) before any Subordinated Lender shall be entitled to receive any payment on account of the Subordinated Obligations of such Subordinated Borrower, whether of principal, interest or otherwise; and

           (ii)  any payment by, or on behalf of, or distribution of the assets of, such Subordinated Borrower of any kind or character, whether in cash, securities or other property, to which any Subordinated Lender would be entitled except for the provisions of this Section 1 shall be paid or delivered by the person making such payment or distribution (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Administrative Agent, for the benefit of the Senior Lenders (pro rata, in accordance with the respective amounts of the Senior Obligations owed to each of the Senior Lenders), until the payment in full of all Senior Obligations (other than indemnification obligations and other contingent obligations not then due and payable).

At any time when an Event of Default has occurred and is continuing, each Subordinated Lender agrees not to ask, demand, sue for or take or receive from any Subordinated Borrower in cash, securities or other property or by setoff, purchase or redemption (including, without limitation, from or by way of collateral), payment of all or any part of the Subordinated Obligations and agrees that in connection with any proceeding involving any Subordinated Borrower under any bankruptcy, insolvency, reorganization, arrangement, receivership or similar law (i) the Administrative Agent is irrevocably authorized and empowered (in its own name or in the name of such Subordinated Lender or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in the preceding sentence and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the applicable Subordinated Obligations and enforcing any security interest or other lien securing payment of such Subordinated Obligations) as the Administrative Agent may deem necessary or advisable for the exercise or enforcement of any of the rights or interest of the Senior Lenders and (ii) such Subordinated Lender shall duly and promptly take such action as the Administrative Agent may request to (A) collect amounts in respect of the applicable Subordinated Obligations for the account of the Senior Lenders and to file appropriate claims or proofs of claim in respect of such Subordinated Obligations, (B) execute and deliver to the Administrative Agent such irrevocable powers of attorney, assignments or other instruments as the Administrative Agent may request in order to enable the Administrative Agent to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the applicable Subordinated Obligations and (C) collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the applicable Subordinated Obligations. A copy of this Agreement may be filed with any court as evidence of the Senior Lenders' right, power and authority hereunder.

        (d)   In the event that any payment by, or on behalf of, or distribution of the assets of, any Subordinated Borrower of any kind or character, whether in cash, securities or other property, and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, shall be received by or on behalf of any Subordinated Lender or any Affiliate thereof at a time when such payment is prohibited by this Agreement, such payment or distribution shall be held by such Subordinated Lender in trust (segregated from other property of such Subordinated Lender) for the benefit of, and shall forthwith be paid over to, the Administrative Agent, for the benefit of the Senior Lenders (pro rata, in accordance with the respective amounts of the Senior Obligations owed to each of the Senior Lenders), until the payment in full in cash or immediately available funds of all Senior Obligations (other than indemnification obligations and other contingent obligations not then due and payable).

        (e)   Subject to the prior payment in full in cash or immediately available funds of the Senior Obligations (other than indemnification obligations and other contingent obligations not then due and payable), each applicable Subordinated Lender shall be subrogated to the rights of the Senior Lenders to receive payments or distributions in cash, securities or other property of each applicable Subordinated Borrower applicable to the Senior Obligations until all amounts owing on the Senior Obligations shall be paid in full in cash or immediately available funds, and, as between and among a Subordinated Borrower, its creditors (other than the Senior Lenders) and the applicable Subordinated Lenders, no such payment or distribution made to the Senior Lenders by virtue of this Agreement that otherwise would have been made to any applicable Subordinated Lender shall be deemed to be a payment by the applicable Subordinated Borrower on account of the Subordinated Obligations, it being understood that the provisions of this paragraph (e) are intended solely for the purpose of defining the relative rights of the Subordinated Lenders and the Senior Lenders.

        (f)    Without the prior written consent of the Administrative Agent, no Subordinated Borrower shall give, or permit to be given, and no Subordinated Lender shall receive, accept or demand, (i) any security of any nature whatsoever for any Subordinated Obligations on any property or assets, whether now existing or hereafter acquired, of any Subordinated Borrower or any subsidiary of any Subordinated Borrower, unless such security shall by its terms be subject to enforcement and collection by the Administrative Agent in connection with any action in respect of enforcement or collection taken under paragraph (c) above or (ii) any Guarantee, of any nature whatsoever, by any Subordinated Borrower or any subsidiary of any Subordinated Borrower, of any Subordinated Obligations other than any Guarantee subordinated to the Senior Obligations on terms substantially identical to (and no less favorable in any significant respect to the Senior Lenders than) those hereof. Each Subordinated Lender agrees that all the proceeds of any such security or Guarantee shall be subject to the provisions hereof with respect to payments and other distributions in respect of the Subordinated Obligations.

        (g)   Any and all instruments or records now or hereafter creating or evidencing the Subordinated Obligations, whether upon refunding, extension, renewal, refinancing, replacement or otherwise, shall contain the following legend:

    "Notwithstanding anything contained herein to the contrary, neither the principal of nor the interest on, nor any other amounts payable in respect of, the indebtedness created or evidenced by this instrument or record shall become due or be paid or payable, except to the extent permitted under the Affiliate Subordination Agreement dated October 28, 2010, among, inter alia, Hawaiian Telcom Holdco, Inc., Hawaiian Telcom Communications, Inc., Hawaiian Telcom, Inc., Hawaiian Telcom Services Company, Inc. and Wilmington Trust FSB, as Administrative Agent for the Senior Lenders, which Affiliate Subordination Agreement is incorporated herein with the same effect as if fully set forth herein."

        (h)   Each Subordinated Lender agrees that, except for claims submitted in any proceeding contemplated by Section 1(c) hereof, it will not take any action to cause any Subordinated Obligations to become payable prior to their scheduled maturity (which, in the case of any demand notes, shall be the date demand is made thereunder) or exercise any remedies or take any action or proceeding to enforce any Subordinated Obligation if the payment of such Subordinated Obligation is then prohibited by this Agreement, and each Subordinated Lender further agrees not to file, or to join with any other creditors of any Subordinated Borrower in filing, any petition commencing any bankruptcy, insolvency, reorganization, arrangement or receivership proceeding or any assignment for the benefit of creditors against or in respect of such Subordinated Borrower or any other marshalling of the assets and liabilities of such Subordinated Borrower (provided, that this prohibition shall in no event be construed so as to limit any Subordinated Lender's right to cause any Subordinated Obligations to become payable prior to their scheduled maturity if all the outstanding Loans under the Loan Agreement have been declared due and payable prior to their scheduled maturity dates). Each Subordinated Lender further agrees, to the fullest extent permitted under applicable law, that it will not cause any Subordinated Borrower to file any such petition, commence any such proceeding or make any such assignment referred to above until all Senior Obligations have been paid in full in cash or immediately available funds.

        2.    Waivers and Consents.    (a) Each Subordinated Lender waives the right to compel that the Collateral or any other assets of property of any Subordinated Borrower or the assets of property of any guarantor of the Senior Obligations or any other Person be applied in any particular order to discharge the Senior Obligations. Each Subordinated Lender expressly waives the right to require the Senior Lenders to proceed against any Subordinated Borrower, the Collateral or any guarantor of the Senior Obligations or any other Person, or to pursue any other remedy in any Senior Lender's power which such Subordinated Lender cannot pursue and which would lighten such Subordinated Lender's burden, notwithstanding that the failure of any Senior Lender to do so may thereby prejudice such Subordinated Lender. Each Subordinated Lender agrees that it shall not be discharged, exonerated or have its obligations hereunder to the Senior Lenders reduced by any Senior Lender's delay in proceeding against or enforcing any remedy against any Subordinated Borrower, the Collateral or any guarantor of the Senior Obligations or any other Person; by any Senior Lender releasing any Subordinated Borrower, the Collateral or any other guarantor of the Senior Obligations or any other Person from all or any part of the Senior Obligations; or by the discharge of any Subordinated Borrower, the Collateral or any guarantor of the Senior Obligations or any other Person by an operation of law or otherwise, with or without the intervention or omission of a Senior Lender. Any Senior Lender's vote to accept or reject any plan of reorganization relating to any Subordinated Borrower, the Collateral, or any guarantor of the Senior Obligations or any other Person, or any Senior Lender's receipt on account of all or part of the Senior Obligations of any cash, securities or other property distributed in any bankruptcy, reorganization, or insolvency case, shall not discharge, exonerate, or reduce the obligations of any Subordinated Lender hereunder to the Senior Lenders.

        (b)   Each Subordinated Lender waives all rights and defenses arising out of an election of remedies by the Senior Lenders, even though that election of remedies, including, without limitation, any nonjudicial foreclosure with respect to security for the Senior Obligations, has impaired the value of such Subordinated Lender's rights of subrogation, reimbursement, or contribution against any Subordinated Borrower or any other guarantor of the Senior Obligations or any other Person. Each Subordinated Lender expressly waives any rights or defenses it may have by reason of protection afforded to any Subordinated Borrower or any other guarantor of the Senior Obligations or any other Person with respect to the Senior Obligations pursuant to any anti-deficiency laws or other laws of similar import which limit or discharge the principal debtor's indebtedness upon judicial or nonjudicial foreclosure of real property or personal property Collateral for the Senior Obligations.

        (c)   Each Subordinated Lender agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Senior Obligations made by a Senior Lender may be rescinded in whole or in part by the Senior Lender, and any Senior Obligation may be continued, and the Senior Obligations, or the liability of the applicable Subordinated Borrower or any other guarantor or any other party upon or for any part thereof, or any Collateral or Guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered, or released by the Senior Lenders, in each case without notice to or further assent by any Subordinated Lender, which will remain bound under this Agreement and without impairing, abridging, releasing or affecting the subordination and other agreements provided for herein.

        (d)   Each Subordinated Lender waives any and all notice of the creation, renewal, extension or accrual of any of the Senior Obligations and notice of or proof of reliance by the Senior Lenders upon this Agreement. The Senior Obligations, and any of them, shall be deemed conclusively to have been created, contracted or incurred and the consent given to create the obligations of each Subordinated Borrower in respect of the Subordinated Obligations in reliance upon this Agreement, and all dealings between each Subordinated Borrower and the Senior Lenders shall be deemed to have been consummated in reliance upon this Agreement. Each Subordinated Lender acknowledges and agrees that the Senior Lenders have relied upon the subordination and other agreements provided for herein in consenting to the Subordinated Obligations. Each Subordinated Lender waives notice of or proof of reliance on this Agreement and protest, demand for payment and notice of default.

        3.    Transfers.    Each Subordinated Lender shall not sell, assign or otherwise transfer or dispose of, in whole or in part, all or any part of the Subordinated Obligations or any interest therein to any other Person (a "Transferee") or create, incur or suffer to exist any security interest, Lien, charge or other encumbrance whatsoever upon all or any part of the Subordinated Obligations or any interest therein in favor of any Transferee, except in a transaction permitted under the Loan Agreement, unless (i) such action is made expressly subject to this Agreement and (ii) the Transferee expressly acknowledges to the Administrative Agent, by a writing in form and substance satisfactory to the Administrative Agent, the subordination and other agreements provided for herein and in such writing agrees to be bound by all of the terms of this Agreement, including without limitation this Section 3, as if such Person were the Subordinated Lender.

        4.    Senior Obligations Unconditional.    All rights and interests of the Senior Lenders hereunder, and all agreements and obligations of the Subordinated Lenders and the Subordinated Borrowers hereunder, shall remain in full force and effect irrespective of:

        (a)   any lack of validity or enforceability of the Loan Agreement or any other Loan Document;

        (b)   any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Obligations, or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Loan Agreement or any other Loan Document;

        (c)   any exchange, release or nonperfection of any Lien in any collateral, or any release, amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of, or consent to departure from, any Guarantee of any of the Senior Obligations; or

        (d)   any other circumstances that might otherwise constitute a defense available to, or a discharge of, any Subordinated Borrower in respect of the Senior Obligations, or of the Subordinated Lender or any Subordinated Borrower in respect of this Agreement.

        5.    Representations and Warranties.    Each Subordinated Lender represents and warrants to the Administrative Agent, for the benefit of the Senior Lenders that:

        (a)   It has the power and authority and the legal right to execute and deliver and to perform its obligations under this Agreement and has taken all necessary action to authorize its execution, delivery and performance of this Agreement.

        (b)   This Agreement has been duly executed and delivered by such Subordinated Lender and constitutes a legal, valid and binding obligation of such Subordinated Lender, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

        (c)   The execution, delivery and performance of this Agreement will not violate any provision of any requirement of law applicable to such Subordinated Lender or of any contractual obligation of such Subordinated Lender.

        (d)   No consent or authorization of, filing with, or other act by or in respect of, any arbitrator or regulatory body or Governmental Authority and no consent of any other Person, is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

        6.    Waiver of Claims.    (a) To the maximum extent permitted by law, each Subordinated Lender waives any claim it might have against any Senior Lender with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of any Senior Lender or its directors, officers, employees, agents or affiliates with respect to any exercise of rights or remedies under the Loan Documents or any transaction relating to the Collateral.

Neither the Senior Lenders nor any of their respective directors, officers, employees, agents or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or any Guarantee or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Subordinated Borrower or any Subordinated Lender or any other Person or to take any other action whatsoever with regard to the Collateral Agreement or any part thereof.

        (b)   Each Subordinated Lender, for itself and on behalf of its successors and assigns, hereby waives any and all now existing or hereafter arising rights it may have to require the Senior Lenders to marshal assets for the benefit of such Subordinated Lender, or to otherwise direct the timing, order or manner of any sale, collection or other enforcement of the Collateral or enforcement of the Loan Documents. The Senior Lenders are under no duty or obligation, and each Subordinated Lender hereby waives any right it may have to compel the Senior Lenders, to pursue any guarantor or other Person who may be liable for the Senior Obligations, or to enforce any Lien or security interest in any Collateral.

        (c)   Each Subordinated Lender hereby waives and releases all rights which a guarantor or surety with respect to the Senior Obligations could exercise.

        (d)   Each Subordinated Lender hereby waives any duty on the part of the Senior Lenders to disclose to it any fact known or hereafter known by the Senior Lenders relating to the operation or financial condition of any Subordinated Borrower or any guarantor of the Senior Obligations, or their respective businesses. Each Subordinated Lender enters into this Agreement based solely upon its independent knowledge of the applicable Subordinated Borrower's, results of operations, financial condition and business and the Subordinated Lender assumes full responsibility for obtaining any further or future information with respect to the applicable Subordinated Borrower or its, results of operations, financial condition or business.

        7.    Further Assurances.    Each Subordinated Lender and each Subordinated Borrower, at their own expense and at any time from time to time, upon the written request of the Administrative Agent will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent reasonably may request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted.

        8.    Expenses.    (a) Each Subordinated Borrower will pay or reimburse the Administrative Agent and the Senior Lenders, upon demand, for all their costs and expenses in connection with the enforcement or preservation of any rights under this Agreement, including, without limitation, reasonable fees and disbursements of counsel to the Administrative Agent and the Senior Lenders.

        (b)   Each Subordinated Borrower will pay, indemnify, and hold the Administrative Agent and the Senior Lenders harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions (whether sounding in contract, tort or on any other ground), judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the failure of such Subordinated Borrower or any applicable Subordinated Lender to perform any of its obligations arising out of or relating to this Agreement.

        9.    Provisions Define Relative Rights.    This Agreement is intended solely for the purpose of defining the relative rights of the Senior Lenders on the one hand and the Subordinated Lenders and the Subordinated Borrowers on the other, and no other Person shall have any right, benefit or other interest under this Agreement.

        10.    Powers Coupled with an Interest.    All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the Senior Obligations are indefeasibly paid in full in cash.

        11.    Notices.    All notices, requests and demands to or upon any party hereto shall be in writing and shall be given in the manner provided in Section 9.01 of the Loan Agreement.

        12.    Counterparts.    This Agreement may be executed by one or more of the parties on any number of separate counterparts, each of which shall constitute an original, but all of which taken together shall be deemed to constitute but one instrument.

        13.    Severability.    Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        14.    Integration.    This Agreement represents the agreement of the Subordinated Borrowers, the Senior Lenders and the Subordinated Lenders with respect to the subject matter hereof and there are no promises or representations by any Subordinated Borrower, the Senior Lenders or any Subordinated Lender relative to the subject matter hereof not reflected herein.

        15.    Amendments in Writing; No Waiver; Cumulative Remedies.    (a) None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Administrative Agent, each affected Subordinated Borrower and each affected Subordinated Lender; provided that any provision of this Agreement may be waived by the Senior Lenders in a letter or agreement executed by the Required Lenders and each affected Subordinated Lender.

        (b)   No failure to exercise, nor any delay in exercising, on the part of the Senior Lenders, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        (c)   The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

        16.    Section Headings.    The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

        17.    Successors and Assigns.    (a) This Agreement shall be binding upon the successors and permitted assigns of each of the Subordinated Borrowers and each of the Subordinated Lenders and shall inure to the benefit of the Senior Lenders and their respective successors and assigns.

        (b)   Notwithstanding the provisions of Section 17(a) above, nothing herein shall be construed to limit or relieve the obligations of any Subordinated Lender pursuant to Section 3 of this Agreement, and no Subordinated Lender shall assign its obligations hereunder to any Person (except as otherwise specifically permitted under Section 3 of this Agreement).

        18.    Governing Law; Jurisdiction; Consent to Service of Process.    (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

        (b)   Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the Loan Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement, the Loan Agreement or any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement, the Loan Agreement or any other Loan Document against any other party or its properties in the courts of any jurisdiction.

        (c)   Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, the Loan Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

        (d)   Each Subordinated Lender hereby irrevocably consents to service of process in the manner provided for notices in Section 11. Nothing in this Agreement, the Loan Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

        19.    WAIVER OF JURY TRIAL.    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        20.    Additional Subordinated Lenders.    Upon execution and delivery by the Administrative Agent and a Subsidiary of an instrument in the form of Annex 1 attached hereto, such Subsidiary shall become a Subordinated Lender hereunder with the same force and effect as if originally named as a Subordinated Lender herein. The execution and delivery of any such instrument shall not require the consent of any other Subordinated Lender hereunder. The rights and obligations of each Subordinated Borrower and each Subordinated Lender herein shall remain in full force and effect notwithstanding the addition of any Subordinated Lender as a party to this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

HAWAIIAN TELCOM HOLDCO, INC.
by	Name: Title:
HAWAIIAN TELCOM COMMUNICATIONS, INC.
by	Name: Title:
HAWAIIAN TELCOM, INC.
by	Name: Title:
HAWAIIAN TELCOM SERVICES COMPANY, INC.
by	Name: Title:

[SIGNATURE PAGE TO AFFILIATE SUBORDINATION AGREEMENT]

WILMINGTON TRUST FSB, as Administrative Agent
by	Name: Title:

[SIGNATURE PAGE TO AFFILIATE SUBORDINATION AGREEMENT]

 Schedule I

Hawaiian Telcom Holdco, Inc.
Hawaiian Telcom Communication Services, Inc.
Hawaiian Telcom, Inc.
Hawaiian Telcom Services Company, Inc.

 Schedule II

Hawaiian Telcom, Inc.
Hawaiian Telcom Services Company, Inc.

Annex 1
to
Affiliate Subordination Agreement

        SUPPLEMENT NO. [      ] dated as of [    ], to the Affiliate Subordination Agreement dated as of October 28, 2010 (the "Affiliate Subordination Agreement"), among the subordinated lenders named therein (the "Subordinated Lenders"), the subordinated borrowers named therein (the "Subordinated Borrowers") and Wilmington Trust FBS, as administrative agent (in such capacity, the "Administrative Agent") for the Senior Lenders.

          A.    Reference is made to the Affiliate Subordination Agreement.

          B.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Affiliate Subordination Agreement.

          C.    Each of the Subordinated Lenders and each of the Subordinated Borrowers have entered into the Affiliate Subordination Agreement in order to induce the Senior Lenders to make loans under the Loan Agreement and the other Loan Documents. Section 20 of the Affiliate Subordination Agreement provides that subsidiaries of Holdings may become Subordinated Lenders under the Affiliate Subordination Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the "New Subordinated Lender") is executing this Supplement to become a Subordinated Lender under the Affiliate Subordination Agreement in accordance with the terms of the Loan Agreement as consideration for loans previously made under the Loan Agreement.

        Accordingly, the Administrative Agent and the New Subordinated Lender agree as follows:

        SECTION 1.    In accordance with Section 20 of the Affiliate Subordination Agreement, the New Subordinated Lender by its signature below becomes a Subordinated Lender under the Affiliate Subordination Agreement with the same force and effect as if originally named therein as a Subordinated Lender and the New Subordinated Lender hereby (a) agrees to all the terms and provisions of the Affiliate Subordination Agreement applicable to it as a Subordinated Lender thereunder and (b) represents and warrants that the representations and warranties made by it as a Subordinated Lender thereunder are true and correct on and as of the date hereof except for representations and warranties which by their terms refer to a specific date. Each reference to a "Subordinated Lender" in the Affiliate Subordination Agreement shall be deemed to include the New Subordinated Lender. The Affiliate Subordination Agreement is hereby incorporated herein by reference.

        SECTION 2.    The New Subordinated Lender represents and warrants to the Administrative Agent and the other Senior Lenders that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity regardless of whether considered in a proceeding in equity or at law.

        SECTION 3.    This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Subordinated Lender and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Supplement.

        SECTION 4.    Except as expressly supplemented hereby, the Affiliate Subordination Agreement shall remain in full force and effect.

        SECTION 5.    THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

        SECTION 6.    In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Affiliate Subordination Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

        SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 11 of the Affiliate Subordination Agreement. All communications and notices hereunder to the New Subordinated Lender shall be given to it at the address set forth under its signature below, with a copy to the Borrower.

        SECTION 8.    The New Subordinated Lender agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Administrative Agent.

        IN WITNESS WHEREOF, the New Subordinated Lender and the Administrative Agent have duly executed this Supplement to the Affiliate Subordination Agreement as of the day and year first above written.

[NAME OF NEW SUBORDINATED LENDER],
By	Name: Title: Address:
WILMINGTON TRUST FSB, as Administrative Agent
By	Name: Title:

 EXHIBIT 2.14

[INSERT ON BORROWER LETTERHEAD]

LOAN EXCHANGE OFFER

[    ], 201[    ]

Lenders under that certain Loan
Agreement (as defined below)

Ladies and Gentlemen:

        Reference is made to the Senior Secured Loan Agreement dated as of October 28, 2010 (as amended, supplemented, increased, extended or otherwise modified from time to time, the "Loan Agreement") among HAWAIIAN TELCOM HOLDCO, INC., a Delaware corporation ("Holdings"), HAWAIIAN TELCOM COMMUNICATIONS, INC., a Delaware corporation (the "Borrower"), the lenders from time to time parties thereto (the "Lenders"), and WILMINGTON TRUST FSB as administrative agent and collateral agent (in such capacities, the "Administrative Agent"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

        Pursuant to Section 2.14 of the Loan Agreement, the Borrower hereby gives notice to the Lenders of its offer to exchange up to $[        ] of stated principal amount of Loans (the "Maximum Amount") such that $1.00 of stated principal amount of Loans so exchanged shall convert into [        ] shares of Holdings Common Stock, subject to the terms, conditions and procedures described on Annex A (Loan Exchange Offer Procedures) hereto, which are herein incorporated by reference.

        Subject to the satisfaction of the Loan Exchange Offer Conditions (as described on Annex A), the exchange will occur on [        ], 201[    ](13) (the "Exchange Date").

(13)
To be at least 10 Business Days and not more than 20 Business Days following the date of delivery of the Loan Exchange Notice to Administrative Agent.

        This Loan Exchange Offer is a Loan Document.

HAWAIIAN TELCOM HOLDCO, INC.,
by
Name:
Title:
HAWAIIAN TELCOM COMMUNICATIONS, INC.,
by
Name:
Title:

 ANNEX A

CONFIDENTIAL

LOAN EXCHANGE OFFER PROCEDURES

        This Annex A sets forth the procedures, terms and conditions applicable to the Loan Exchange Offer.

        (a)   Pursuant to Section 2.14 of the Loan Agreement, the Borrower has offered to exchange Loans for Holdings Common Stock pursuant to a Loan Exchange Offer, dated [            ], 201[  ], subject to the terms and conditions set forth therein and in this Annex A.

        (b)   Each Lender electing to participate in the Loan Exchange Offer (each a "Participating Lender") must submit to the Administrative Agent a fully completed and executed lender participation notice, substantially in the form of Annex B (Form of Lender Participation Notice) to the Loan Exchange Notice (a "Participation Notice"), no later than 12:00 p.m. (New York City time) on [        ], 201[  ](14), subject to extensions as agreed by the Administrative Agent and the Borrower (the "Deadline"), setting forth the aggregate stated principal amount of such Participating Lender's Loans (which shall be in an amount of not less than $[            ] and in integral multiples of $[            ]) that it wishes to exchange for Holdings Common Stock in connection with the Loan Exchange Offer (the "Submitted Loans"); provided that any Lender holding less than $[            ] of Loans may submit the full amount of such Loans for exchange. The Administrative Agent shall forward copies of all Participation Notices to the Borrower promptly following the Deadline.

(14)
Lenders to be given at least 5 Business Days to consider.

        (c)   As set forth in the Loan Exchange Offer and subject to the Required Allocations (defined below), the Borrower and Holdings agree to permit Participating Lenders to exchange Loans (up to the Maximum Amount) such that $1.00 of stated principal amount of Loans so exchanged shall convert into [      ] shares of Holdings Common Stock. With respect to any Exchanged Loans (as defined below), the Administrative Agent, for the account of each Participating Lender, shall have received payment from the Borrower of all accrued and unpaid interest and fees, based on the stated principal amount of its Exchanged Loans, on or prior to the Exchange Date.

        (d)   The following allocation provisions shall apply to the Loan Exchange Offer (the "Required Allocations"):

            (i)  the Borrower and Holdings shall only be required to exchange Submitted Loans for Holdings Common Stock up to the Maximum Amount.

           (ii)  If the aggregate amount of Submitted Loans of Participating Lenders exceeds the Maximum Amount, the principal amount of Submitted Loans of each Participating Lender that will be exchanged shall be reduced on a pro rata basis based on the principal amount of Submitted Loans to the amount necessary for the Maximum Amount of Submitted Loans to be exchanged.

           (ii)  As used herein, the term "Exchanged Loans" shall refer to the stated principal amount of the Submitted Loans of any Participating Lender actually exchanged for Holdings Common Stock after giving effect to any Required Allocations.

        (e)   The Administrative Agent shall hold each fully executed Participation Notice in escrow and shall release each such Participation Notice from escrow on the Exchange Date upon receipt of any payments required to be paid by the Borrower to each Participating Lender (including any payments of accrued and unpaid interest and fees) based on the stated principal amount of such Exchanged Loans for the account of such Participating Lender in accordance with the terms hereof and the Loan Agreement (collectively, the "Loan Exchange Offer Conditions"); provided that if the Loan Exchange Offer Conditions are not satisfied on or prior to the Exchange Date or the Borrower shall have notified the Administrative Agent in writing of its intent to withdraw the Loan Exchange Offer, each Participation Notice shall, unless extended by the applicable Participating Lender, be void and have no further effect.

        (f)    Following the release of the Participation Notices from escrow, the Loan Exchange Offer shall become effective upon receipt of evidence in form and substance reasonably satisfactory to the Administrative Agent that Holdings has issued the Holdings Common Stock to each Participating Lender.

        (g)   After the delivery of a Participation Notice by a Lender to the Administrative Agent, such Lender may not withdraw its Participation Notice prior to the Exchange Date other than with the consent of the Administrative Agent following the disclosure of material information by the Borrower not previously disclosed regarding (i) any Loan Party, (ii) any of the Loan Parties' assets, (iii) the ability of any Loan Party to perform any of its respective Obligations or (iv) any other matter regarding any Loan Party that could reasonably be expected to be material to a decision by any Lender to participate in the Loan Exchange Offer. The Borrower may not change any of the terms of the Loan Exchange Offer as set forth herein.

        (h)   To the extent not inconsistent with the provisions set forth herein in any material respect, the Loan Exchange Offer may be consummated pursuant to additional procedures established by the Administrative Agent and agreed to by the Borrower.

 ANNEX B

FORM OF LENDER PARTICIPATION NOTICE

Wilmington Trust FSB
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Attn: Jeffery Rose, Vice President

Ladies and Gentlemen:

        Reference is made to the Senior Secured Loan Agreement dated as of October 28, 2010 (as amended, supplemented, increased, extended or otherwise modified from time to time, the "Loan Agreement") among HAWAIIAN TELCOM HOLDCO, INC., a Delaware corporation ("Holdings"), HAWAIIAN TELCOM COMMUNICATIONS, INC., a Delaware corporation (the "Borrower"), the lenders from time to time parties thereto (the "Lenders"), and WILMINGTON TRUST FSB as administrative agent and collateral agent (in such capacities, the "Administrative Agent"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

        The undersigned Lender hereby gives notice of its participation in the Loan Exchange Offer by submitting the following Loans:

Stated Principal Amount of Submitted Loans(15) (the "Submitted Loans")	Stated Principal Amount of Non-Submitted Loans
$	$

(15)
To be in a principal amount of not less than $[            ] and in integral multiples of $[            ].

        The undersigned Lender acknowledges and agrees:

          (a)   that the submission of this Participation Notice, obligates the Lender to exchange the entirety or its pro rata portion of the Submitted Loans in accordance with Annex A;

          (b)   none of the Administrative Agent, the Borrower, Holdings or any of their respective Affiliates has made any recommendation as to whether the Lender should participate in the Loan Exchange Offer nor shall the decision by the Administrative Agent or any of its respective Affiliates to participate, or to not participate, in the Loan Exchange Offer in its capacity as a Lender be deemed to constitute such a recommendation;

          (c)   the terms and conditions contained in the Loan Exchange Offer were determined in arms-length negotiations among the Borrower, the Administrative Agent and certain Lenders, and the consummation of each Loan Exchange Offer, including in connection with this notice, is subject to the terms and conditions of the Loan Agreement and the Loan Exchange Offer;

          (d)   it has made its own decision to participate in the Loan Exchange Offer and to exchange the principal amount of the Loans which will be Submitted Loans. In addition, the undersigned Lender acknowledges and agrees that it is responsible for consulting its own attorney, business advisor or tax advisor as to the legal, business, tax and related matters concerning its participation in the Loan Exchange Offer; and

          (e)   it has reviewed all relevant publicly available information about Holdings and its Subsidiaries and agrees that (i) none of Holdings, the Borrower, the Administrative Agent or any of their respective Affiliates has any responsibility for the Lender's decision to limit the scope of the information it has obtained in connection with its evaluation of the Loan Exchange Offer and (ii) none of the Administrative Agent, Holdings, the Borrower or any of their respective Affiliates assumes any responsibility for the accuracy or completeness of the information concerning the

28

  Loan Parties or any of their affiliates (whether contained in any document delivered in connection with the Loan Exchange Offer or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

Very truly yours,
[Name of Lender]
By:
Name:
Title

29

QuickLinks

  Exhibit 10.29
TABLE OF CONTENTS
W I T N E S S E T H
ARTICLE I
ARTICLE II
ARTICLE III
ARTICLE IV Conditions to the Effective Date
ARTICLE V Affirmative Covenants
ARTICLE VI
ARTICLE VII
ARTICLE VIII
ARTICLE IX
Schedule C Designated Entities
Schedule 2.01 Loans and Lenders
Schedule 3.05(c) Real Property
Schedule 3.06 Disclosed Matters
Schedule 3.14 Subsidiaries
Schedule 6.01 Existing Indebtedness
Schedule 6.04 Existing Investments
Schedule 6.05(f) Plan of Reorganization Asset Sales
Schedule 6.10 Existing Restrictions
  EXECUTION COPY
  ANNEX 1
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION
  EXHIBIT D
PERFECTION CERTIFICATE
  EXHIBIT E
Form of Affiliate Subordination Agreement AFFILIATE SUBORDINATION AGREEMENT
Schedule I
Schedule II
  EXHIBIT 2.14
[INSERT ON BORROWER LETTERHEAD] LOAN EXCHANGE OFFER
  ANNEX A
CONFIDENTIAL LOAN EXCHANGE OFFER PROCEDURES
  ANNEX B
FORM OF LENDER PARTICIPATION NOTICE